       As filed with the Securities and Exchange Commission on April 25, 2000
                                                           Reg. No.  ________
==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                ----------------
                             VILLAGEWORLD.COM, INC.
             (Exact name of registrant as specified in its charter)

                 New York                                    ____                             11-3137508
     (State or other jurisdiction of             (Primary Standard Industrial              (I.R.S. Employer
      incorporation or organization)                     Code Number)                     Identification No.)



           620 Johnson Avenue, Bohemia, New York 11716 (631) 218-0700
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Peter Keenan, President
                             VILLAGEWORLD.COM, INC.
           620 Johnson Avenue, Bohemia, New York 11716 (631) 218-0700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------
                                   Copies to:

                             Gabriel Kaszovitz, Esq.
               Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP
                  750 Lexington Avenue, New York, NY 10022-1200
                       (212) 888-8200 Fax: (212) 888-7776

                                ----------------
        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration number of the earlier effective registration statement for the same offering. [ ] ______________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                                                                 Proposed Maximum     Proposed Maximum
    Title of Each Class of                     Amount to        Offering Price Per         Aggregate              Amount of
  Securities to be Registered                be Registered          Share(1)          Offering Price(1)        Registration Fee
  ---------------------------                -------------      ------------------    ----------------         ----------------
  Common Stock,                              3,879,384
    par value $.001 per share.........        Shares(2)               $1.41               $5,469,931                 $1,445

                                             3,879,384
       Total..........................        Shares(2)               $1.41               $5,469,931                 $1,445



   -----
   (1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457.

   (2) Includes 862,624 shares of common stock issuable upon conversion of 11,900 shares of our outstanding Class C Cumulative Convertible Preferred Stock (the "Class C preferred stock ") owned by selling shareholders, calculated as if all of such Class C preferred stock were converted to common stock on May 1, 2000, assuming a conversion rate of $1.404, and such additional shares of common stock as may be issuable upon conversion of the Class C preferred stock if the conversion rate changes so that more shares of common stock are issuable as a result. Includes 1,020,168 shares of common stock that was issued upon conversion of 3,900 shares of our Class C preferred stock. Also includes 823,667 shares of common stock issuable upon the exercise of 152,000 warrants exercisable at $.01 per share and 671,667 warrants exercisable at $1.00 per share and 1,172,922 shares of common stock.

            THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON
   SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

            THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED MAY 4, 2000

                             VILLAGEWORLD.COM, INC.

                        3,879,384 SHARES OF COMMON STOCK

                This prospectus covers 3,879,384 shares of our common stock, par value $.001 per share, for sale by our shareholders. Our common stock trades on the over-the-counter ("OTC") Bulletin Board under the symbol "VILW". On May 1, 2000, the last sale price of our common stock on the OTC Bulletin Board was $1.50.

                               ------------------

       THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS." BEGINNING ON PAGE 7, FOR INFORMATION THAT SHOULD BE CONSIDERED IN DETERMINING WHETHER TO PURCHASE ANY OF THE SHARES.

                               ------------------



                NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is ________, 2000.

             YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE SUCH OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK. IN THIS PROSPECTUS, REFERENCES TO THE "COMPANY," "VILLAGEWORLD.COM," "WE," "US" AND "OUR" REFER TO VILLAGEWORLD.COM, INC.

                                TABLE OF CONTENTS
                                                                                                                Page
                                                                                                                ----
  Prospectus Summary................................................................................................ 1
  Risk Factors...................................................................................................... 3
  Disclosure Regarding Forward Looking Statements................................................................... 8
  Use of Proceeds................................................................................................... 9
  Price Range of Our Common Stock................................................................................... 9
  Capitalization....................................................................................................10
  Management's Discussion and Analysis of Financial Condition
   and Results of Operations........................................................................................11

  Business..........................................................................................................15

  Management........................................................................................................23
  Principal Shareholders............................................................................................24
  Certain Relationships and Related Transactions....................................................................25
  Selling Shareholders..............................................................................................27
  Description of Securities.........................................................................................28
  Plan of Distribution..............................................................................................33
  Legal Matters.....................................................................................................34
  Experts...........................................................................................................35
  Disclosure of Commission Position on Indemnification
    for Securities Act Liabilities..................................................................................35
  Where You Can Find More Information...............................................................................36
  Index to Consolidated Financial Statements.......................................................................F-1

                               -------------------
                                       ii

                               PROSPECTUS SUMMARY

            Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus especially "Risk Factors."

                             VILLAGEWORLD.COM, INC.

            We are an internet service provider and as such provide our subscribers with access to the world wide web in the same manner as do many other internet service providers, the largest and most well known of which is America On Line. We also sell and install network systems consisting of both computer hardware and software. We have so far installed hundreds of network systems, including sixty for school districts, ranging in cost from several thousand dollars to over $5,000,000. We derive the major portion of our revenues from such installations.

            Although there are many internet service providers in the United States, we believe that we have created a niche for ourselves in this industry by providing directories and other information that is of special interest to a group of persons who have a common affiliation. To date, the common affiliations of our subscribers are based on ten school districts and one university, all of which are located on Long Island, New York. Our target market of potential subscribers for each network system we install for a school district or educational institution are the schools themselves and particularly the students, parents, teachers and staff of the schools in the school district or of the educational institution. Our appeal to those persons is the availability of directories of teachers, students and administrative staff allowing more readily available communication with and among such persons concerning homework assignments and other aspects of their school's activities, and of other directories such as school calendars. We also prepare with the guidance of those school districts and educational institutions and make available to our subscribers a large volume of source material for use by the students in their studies and for their homework assignments. Such material is more readily available from us than it would be from other internet service providers because we store such information on our systems where it can more easily be found by the students and other subscribers.

            We now have approximately 2,000 subscribers to our internet system. Our major objective is to increase the number of persons who subscribe to our internet service. We recently entered into an agreement with a large church association for sharing of subscription revenues received by paying customers for a network under the church association's name Ecofaith.com,Inc. In addition to access to the world wide web, we will provide information of special interest to the congregants of that association's member churches who subscribe to such network.

            We also sell advertising on each of our school district or educational institution based networks to local merchants in that community. We also provide web hosting services in which we assist those merchants or others to establish and maintain a web site at which they provide information about their products, services and themselves.

            We were incorporated in New York on December 14, 1992 under the name Big City Bagels, Inc. On July 1, 1999 Villagenet Inc. ("Village Net") completed its merger with our predecessor, Big City Bagels, Inc. and on December 30, 1999 we changed our name to VillageWorld.com, Inc. Our principal executive offices are located at 620 Johnson Avenue, Bohemia, New York 11716. Our phone number is (631) 218-0700 and our fax number is (631) 218-0769.

                                  THE OFFERING

Number of Shares of
  Common Stock Outstanding       89,317,933 shares(1)

Common Stock Offered
  by Selling Shareholders         3,879,384 shares(2)

Use of Proceeds                  We will not receive any proceeds from the sale
                                 of the shares of common stock other than $673,187 we might receive upon exercise of 823,667 outstanding warrants.

Risk Factors                     For a discussion of certain factors you should
                                 consider before buying shares of our
                                 common stock. See "Risk Factors."

OTC Bulletin Board Symbol        VILW

-----
(1) Includes 70,124,976 shares of our common stock issuable upon conversion of 508,152 shares of our outstanding Class B preferred stock. Does not include our common stock issuable upon conversion of our Class C preferred stock. See "Description of Securities - Class C 6% Cumulative Convertible Preferred Stock" for the calculation of the number of shares of our common stock issuable upon the conversion of one share of our Class C preferred stock. Also does not include 1,348,917 shares issuable upon exercise of outstanding warrants at exercise prices ranging from $.01 to $25 per share and does not include 143,780 shares issuable upon exercise of outstanding options at exercise prices ranging from $0.9375 to $42.50 per share.

(2) Includes 862,624 shares of our common stock issuable upon conversion of outstanding shares of our Class C 6% preferred stock, if all of the 11,900 shares of our Class C preferred stock outstanding had been converted into our common stock on May 1, 2000. Includes 1,020,168 shares of common stock that was issued upon conversion of 3,900 shares of our Class C preferred stock. Also includes 823,667 shares of our common stock issuable upon the exercise of certain outstanding warrants at exercise prices ranging from $0.01 per share to $1.00 per share and 1,172,922 shares of common stock.

                                  RISK FACTORS

            The shares offered hereby are speculative and involve a high degree of risk. Before making an investment decision, prospective investors should carefully consider the following risk factors, in addition to other information in this Memorandum.

            1. IF OUR SUPPLIERS AND TELECOMMUNICATIONS CARRIERS DO NOT CONTINUE TO SELL OR LEASE THEIR PRODUCTS TO US, WE WILL BE UNABLE TO SUPPLY OUR SERVICES TO OUR CUSTOMERS.

               The growth of internet use and of the network infrastructure used by internet service providers such as us, will probably place a significant demand on our suppliers and telecommunications carriers. We cannot be certain that our suppliers and telecommunications carriers will continue to sell or lease their products and services to us at commercially reasonable prices or at all. Difficulties in developing alternative sources of supply, if required, could adversely affect our business, financial condition and operating results. Moreover, failure of our telecommunications providers to promptly provide the data communications capacity required by us could cause interruptions in our ability to provide access services to our customers, which may also adversely affect our business, financial condition and operating results.

            2. IF WE FAIL TO CONTINUOUSLY UPGRADE OUR NETWORK INFRASTRUCTURE, WE WILL PROBABLY LOSE OUR SUBSCRIBERS.

               We may be unable to continue to upgrade our network infrastructure to provide service to more subscribers. Our network infrastructure is composed of a complex system of routers, switches, transmission lines and other hardware used to provide internet access and other services. The future success of our business will depend on the capacity, reliability and security of this network infrastructure. We will have to continue to upgrade and adapt our network infrastructure as the number of our customers and the amount and type of information they wish to transmit over the internet increases. This development of our network infrastructure will require substantial financial, operational and managerial resources. We cannot be certain that we will be able to upgrade or adapt our network infrastructure to meet additional demand or changing customer requirements on a timely basis and at a commercially reasonable cost, or at all. If we fail to upgrade our network infrastructure on a timely basis or adapt it to an expanding customer base, changing customer requirements or evolving industry standards, our business could be adversely affected.

            3. IF ALL OF OUR NETWORK SYSTEMS FAIL TO OPERATE IT WOULD PREVENT US FROM SUPPLYING SERVICES TO OUR SUBSCRIBERS AND COULD RESULT IN SUBSCRIBER CANCELLATIONS.

               Disruptions of our services due to system failure could result in subscriber cancellations. A significant portion of our computer equipment, including critical equipment dedicated to our internet access services, is presently located at three separate locations: 620 Johnson Avenue, Bohemia, New York; 60 Hudson Street, New York, New York; and Islip Avenue, Brentwood, New York. The occurrence of a natural disaster, the failure of all three network operation centers, or the occurrence of other unanticipated problems at our network operating centers could cause interruptions in our services. Extensive or multiple interruptions in providing customers with internet access and other services are a primary reason for customer decisions to cancel the use of internet access services. Accordingly, any disruption of our services due to system failure could have an adverse effect on our business and financial results.

            4. IF WE DO NOT ADAPT TO TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS WE WILL NOT BE ABLE TO REMAIN COMPETITIVE.

                The internet market is characterized by rapid changes due to technological innovation, evolving industry standards, changes in customer needs and frequent new service and product introductions. New services and products based on new technologies or new industry standards expose us to risks of equipment obsolescence. We will need to use leading technologies effectively, continue to develop our technical expertise and enhance our existing services on a timely basis to compete successfully in the internet access industry. We cannot be certain that we will be successful in these efforts.

               We are also at risk due to fundamental changes in the way that internet access may be delivered in the future. Currently, internet access services are accessed primarily by computers connected by telephone lines. Recently, several companies began offering continuous high speed internet access through the use of cable modems. These cable modems have the ability to transmit data at substantially faster speeds than the modems currently used by our customers over phone lines. As the internet becomes accessible by broad segments of the U.S. population through these cable modems and other consumer electronic devices, or as customer requirements change the means by which internet access is provided, we will have to modify our technologies to accommodate these developments and remain competitive. The continued development and implementation of these technological advances may require substantial time and expense, and we cannot be certain that we will succeed in adapting our internet access services business to alternative access devices and conduits. Our failure to respond in a timely and effective manner to these and other new and evolving technologies could have a negative impact on our business, financial condition and operating results.

            5. IF INTERNET USAGE DOES NOT CONTINUE TO GROW, WE MAY NOT BE ABLE TO SECURE ENOUGH SUBSCRIBERS TO MAKE OUR INTERNET BUSINESS VIABLE.

               Widespread use of the internet is a relatively recent phenomenon. Our future success depends on continued growth in the use of the internet and the continued development of the internet as a viable commercial medium. We cannot be certain that Internet usage will continue to grow at or above its historical rates or that extensive internet content will continue to be developed or accessible for free or at nominal cost to users. If internet use does not continue to grow or users do not accept our products and services, our business, financial condition and operating results could be adversely affected.

            6. MANY OF OUR COMPETITORS ARE LARGER AND HAVE GREATER FINANCIAL AND OTHER RESOURCES THAN WE DO AND THOSE ADVANTAGES COULD MAKE IT DIFFICULT FOR US TO COMPETE WITH THEM.

               There are many companies that provide the same network installation services that we offer. There are also many internet service providers. Many of those and other potential competitors are well established, are much larger than we are and have substantially greater financial and other resources than we have. Our success will depend on our ability to establish and maintain a competitive position in these marketplaces, which we may not be able to do.

            7. FUTURE STATE AND FEDERAL GOVERNMENT REGULATION COULD PROHIBIT US FROM CONDUCTING OUR BUSINESS IN THE MANNER IN WHICH WE ARE CONDUCTING IT NOW.

               We provide internet access and other services, in part, using telecommunications services provided by carriers that are subject to the jurisdiction of state and federal regulators. Due to the increasing popularity and use of the internet, state and federal regulators may adopt additional laws and regulations relating to content, user privacy, pricing, copyright infringement and other matters. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business.

            8. THE LAW GOVERNING OUR LIABILITY FOR MATERIAL CARRIED OVER THE INTERNET IS UNSETTLED.

               If we are held liable for information carried over the internet to our subscribers we might incur significant costs in defending against and paying claims. The law relating to the liability of internet services providers for information carried on or disseminated through their networks is unsettled. As the law in this area develops, we may be required to expend substantial resources or discontinue certain services to reduce our exposure to potential liability. Any costs that we incur as a result of contesting any asserted claims or the consequent imposition of liability could adversely affect our business and operating results.

            9. WE WILL NEED TO RAISE FUNDS IN THE FUTURE FOR OUR OPERATIONS AND IF WE ARE UNABLE TO SECURE SUCH FINANCING, WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS AND MAY EVEN HAVE TO CURTAIL OUR OPERATIONS.

               We will be required to raise additional funds in the future. If additional funds are raised through the issuance of equity securities, there may be a significant dilution in the value of our outstanding common stock. Furthermore, there can be no assurance that additional financing will be available when we need it or that if available, such financing will be on terms favorable to us. If such financing is not available when we need it, or is not available on acceptable terms, we may be unable to develop or enhance our services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, our financial condition and the results of our operations.

            10. THE MARKET PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE IN THE PAST AND COULD BE VOLATILE IN THE FUTURE.

               Market prices of the securities of internet companies are often volatile. Many factors may have an impact on the market price of our common stock, including fluctuations in our financial results, the actions of our customers and competitors, new regulations and other factors affecting the sale of the common stock into the public market. In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies.

            11. THE APPLICATION OF THE "PENNY STOCK" REGULATIONS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

               The SEC has adopted rules that regulate broker/dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). As of the date of this prospectus, our common stock is now a "penny stock". Prior to a transaction in a penny stock, a broker/dealer is required to:

      - deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market;

      - provide the customer with current bid and offer quotations for the penny stock;

      - explain the compensation of the broker/dealer and its salesperson in the transaction;

      - provide monthly account statements showing the market value of each penny stock held in the customer's account; and

      - make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These requirements may have the effect of reducing the level of trading activity of the market for our common stock.

      12. OUR OUTSTANDING CONVERTIBLE PREFERRED STOCK AND OPTIONS AND WARRANTS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

             3,879,384 shares are covered by this prospectus, of which 862,624 shares are issuable upon conversion of our outstanding Class C preferred stock, and 823,667 shares that are issuable upon exercise of outstanding warrants at exercise prices ranging from $.01 per share to $1.00 per share, will be eligible for immediate sale into the public securities markets immediately after such preferred stock is converted and after such warrants are exercised. In addition, 70,124,976 shares that are issuable upon conversion of our Class B preferred stock and 669,030 shares issuable upon exercise of other outstanding warrants and options exercisable at prices ranging from $0.9375 to $42.50 per share, are eligible for sale in the public securities market either immediately or one or two years after such preferred shares are converted or after such warrants and options are exercised. We cannot make any prediction as to the effect, if any, that sales of those shares or the availability of those shares for sale, will have on the market prices of our common stock prevailing from time to time.

            13. SINCE WE HAVE NOT PAID ANY DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO DO SO IN THE FORESEEABLE FUTURE, A PURCHASER IN THIS OFFERING WILL ONLY REALIZE AN ECONOMIC GAIN ON HIS INVESTMENT FROM AN APPRECIATION, IF ANY, IN THE MARKET PRICE OF OUR COMMON STOCK.

                We have never paid, and have no intentions in the foreseeable future to pay, any dividends on our common stock. Therefore, an investor in this offering, in all likelihood, will only realize a profit on his investment if the market price of our common stock increases in value.

            14. THE CONCENTRATION OF OWNERSHIP OF OUR COMMON STOCK WILL DISCOURAGE PURCHASES OF OUR COMMON STOCK BY PERSONS WHO MIGHT OTHERWISE SEEK TO GAIN CONTROL OF OUR COMPANY.

                Our executive officers and directors and affiliated persons will, if they convert all of their Class B preferred stock, beneficially own 73,327,178 shares of our outstanding common stock which would then represent approximately 82.1% of the total of our outstanding common stock before conversion of any of our Class C preferred stock and before the exercise of any outstanding warrants and options. Accordingly, such persons will be able to exercise substantial control in the election of our company's directors, increases in our authorized capital or the dissolution or merger of our company, or sale of our assets, and otherwise influence the control of our affairs. Such substantial control by these persons could serve to impede or prevent a change of control of our company.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

            This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, statements included in this prospectus regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future demand for our services and products, supply, costs, marketing and pricing factors are all forward-looking statements. When we use words like "intend," "anticipate," "believe," "estimate," "plan" or "expect," we are making forward- looking statements. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to us on the date of this prospectus, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations under"Risk Factors" and elsewhere in this prospectus. You should understand that forward-looking statements made in connection with this offering are necessarily qualified by these factors. We are not undertaking to publicly update or revise any forward-looking statement if we obtain new information or upon the occurrence of future events or otherwise.

                                 USE OF PROCEEDS

            The shares of common stock covered by this prospectus are to be sold by our shareholders and other than $673,187 we might receive upon exercise of 823,667 warrants, we will not receive any proceeds from such sales.

                         PRICE RANGE OF OUR COMMON STOCK

MARKET INFORMATION

            Our common stock had been quoted under the symbol VILN on the OTC Bulletin Board. On January 6, 2000 we changed our symbol to VILW to reflect our name change from Big City Bagels, Inc. to VillageWorld.com, Inc. Our Class A Warrants trade under the symbol "VILWW."

            The following table sets forth the range of high and low bid quotations of our common stock, as reported on the OTC bulletin board, for the periods indicated. The prices represent inter-dealer quotations, which do not include retail markups, markdowns or commissions, and may not represent actual transactions.


                                                       Common Stock                                      Warrants(2)
                                                       ------------                                      ----------
                                                HIGH                    LOW                     HIGH                    LOW
1998(1)
-------
            First Quarter                       7-1/2                   3-3/4                   3/8                     1/16
            Second Quarter                      3-3/4                   1-1/4                   5/32                    1/16
            Third Quarter                       3/8                     1/16                    1/32
            Fourth Quarter                      3/8                     1/8                     0                       0

1999
----
            First Quarter                       2-31/32                 3/16                    .01                     .001
            Second Quarter                      2-13/32                 7-8                      0                       0
            Third Quarter                       1-23/32                  21/32                  .001                    .001
            Fourth Quarter                      7/8                     5/8                      0                       0


2000
----
            First Quarter                       4-3/8                   7/16                     0                       0


-----
(1) The prices for our common stock have been adjusted to reflect our one-for-five reverse stock split effected on June 24, 1998.

(2) Our Class A warrants were delisted from Nasdaq on November 18, 1998 because there were no active market makers registered to trade our Class A warrants.

            On May 1, 2000, the last sale price for our common stock as reported by the OTC Bulletin Board was $1.50.

SECURITY HOLDERS

            At May 1, 2000 there were 19,192,957 shares of our common stock outstanding which were held by approximately 85 stockholders of record. We believe that as of May 1, 2000 there were in excess of 500 beneficial owners of our common stock, most of whose shares are held in "street name." This figure of outstanding shares does not include 70,124,976 shares of our common stock issuable upon conversion (at a rate of 138-to-1) of 508,152 outstanding shares of our Class B preferred stock and does not include our common stock issuable upon conversion of our Class C preferred stock. See "Description of Securities" for the calculation of the number of shares of our common stock which are issuable upon conversion of our Class C preferred stock. Such figure of outstanding shares also does not include 1,492,697 shares of common stock issuable upon the exercise of outstanding warrants and options.

DIVIDEND POLICY

            We have not paid, and our board of directors does not presently intend to declare, any dividends on our common stock in the foreseeable future. We anticipate that all of our earnings and other resources, if any, will be retained by us for investment in our business. Even if we wanted to pay any dividends, the designation of preferences for our Class C preferred stock prohibits payment of dividends on our common stock so long as the dividends on such preferred stock are unpaid. In the future we expect to accumulate, rather than pay, the dividends on our outstanding preferred stock. In addition, we may incur indebtedness in the future, the terms of which may prohibit or effectively restrict dividend payments.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

            The following discussion should be read in conjunction with our financial statements and notes thereto. This discussion may be deemed to include forward looking statements.

MERGER

            On July 1, 1999, Village Net, Inc. ("VillageNet") completed its merger with our predecessor Big City Bagels, Inc. ("BCB") and Intelligent Computer Solutions, Inc. ("ICS"). For accounting purposes, the transaction was accounted for as a reverse acquisition where BCB and ICS are treated as the acquired companies and VillageNet as the acquiring company, as the shareholders of VillageNet obtained a majority of the shares of the combined company upon completion of the merger. Accordingly, VillageNet's financial statements are the historical financial statements presented. BCB and ICS are included in the financial statements from the date of the merger, although BCB's discontinued operations through December 31, 1999 were accrued at June 30, 1999 in accordance with generally accepted accounting principles. The following discussions relate to the historical financial results of VillageNet for all periods and include the results of ICS beginning July 1, 1999.

            VillageNet, founded in June 1995, is a community-oriented internet service provider specializing in educational and family-based internet services with a local emphasis on business advertising and shopping, chat rooms and parent/student/teacher interaction. It is a subscriber service that offers solutions to the world closest to home, simplifying and concentrating internet information for users interested in on-line purchases as well as their local community's activities, including educational, cultural and consumer affairs. Our internet provider service is based on the idea that people want to use the internet as a convenient way to communicate with school districts, local government and local businesses, taking advantage of the latest technology available for such user services.

            ICS, founded in October 1994, is a systems-integration firm specializing in network design, implementation and maintenance and providing internet/intranet messaging and security products and services. Its wide range of services, from complex installations for the Pentagon and Fortune 500 companies to educational institutions, has led to growth of the business. ICS also manufactures several specialized Internet applications in the area of messaging and security. It plans to offer these products and services nationally.


SELECTED FINANCIAL DATA
                                                                              Year Ended December 31,
                                                                             -----------------------
SUMMARY OF  OPERATIONS:                                                   1999                   1998
                                                                          ----                   ----

       Total Revenues                                                $   1,276,115              $   418,712

       Net (loss) income                                             $  (1,234,890)             $    70,418

       Basic and diluted (loss) per common share                     $       (0.02)             $      0.00


       Weighted average common shares outstanding, giving
       effect to the conversion of all Class B Preferred
       Stock outstanding                                                63,269,036               39,372,221



       YEAR-END FINANCIAL POSITION:

       Working capital                                               $     328,904              $       246

       Total assets                                                  $   4,831,695              $   264,452

       Total liabilities                                             $   1,910,454              $   381,725

       Stockholders' equity (deficit)                                $   2,921,241              $  (117,273)




RESULTS OF OPERATIONS

            Revenues for the year ended December 31, 1999 were $1,276,115 compared to $418,712 for the year ended December 31, 1998 an increase of 205%. This increase was primarily attributable to the addition of ICS sales of $902,961 for the six months ended December 31, 1999. Subscription service revenue decreased by $45,558 for the year ended December 31, 1999. This decrease was primarily attributable to a decline in the number of subscribers, as the Company scaled back on its advertising and marketing efforts until it raised capital for expansion.

Cost of sales was $952,333, representing 75% of total revenues for the year ended December 31, 1999, compared to $198,733 or 47% of total revenues for the year ended December 31, 1998. This increase in cost of sales as a percentage of sales was primarily attributable to the addition of ICS's computer network business for the year ended December

31, 1999. Cost of sales of ICS were $717,170, representing 79% of hardware sales and installation services for the year ended December 31,1999. Cost of sales of VillageNet were $235,163 and $198,733, representing 63% and 47% of revenues for subscription services for the year ended December 31, 1999 and 1998, respectively. VillageNet upgraded its backbone service and redundancy to ensure its connectivity. These costs increased without an increase in revenues. This was undertaken to position the Company for expansion of its internet business.

            Selling, general and administrative expenses (SG&A) were $961,061 for the year ended December 31, 1999, an increase of 712% from $118,361 for the year ended December 31, 1998. This increase was primarily attributable to the addition of the SG&A expenses of ICS and public-company related expenses of VillageWorld.com for the year ended December 31, 1999. Of the total SG&A expenses, $416,520 represents VillageWorld.Com and $544,541 represents ICS. There was an increase of $84,996 in professional fees of which $35,793 was attributable to the merger. Rent increased by $16,262 for office space acquired in the merger. There was an increase of $27,893 in filing cost from the previous year.

            Interest expense increased by $587,753 during the year ended December 31, 1999, due to the incorporation of debt financing and bridge loans relating to the private placement of our Class C preferred stock. Of such increase, $475,000 of interest expense was attributable to the like-amount reduction in the stated principle of the bridge loans in order to recognize the fair value of common stock purchase warrants issued therewith.

            The net loss for the year ended December 31, 1999 was $1,234,890 compared to net income of $70,418 for the year ended December 31, 1998. The primary reasons for the increase in the current period loss were: (i) the incorporation of the results of operations of ICS amounting to a loss of $224,646, (ii) amortization expense of goodwill of $141,758; (iii) one time in nature, non-recurring costs related to the merger; (a) interest expense attributable to the bridge loan financing prior to the preferred stock private placement amounting to $569,680; (b) a severance expense to the former CEO amounting to $178,750.

The Company has identified certain accounting adjustments applicable to its report at September 30, 1999. These adjustments relate to the reporting of discontinued operations, stock-based severance compensation, additional (inputed) interest expense and goodwill. (See Note O in Notes to Consolidated Financial Statements).


LIQUIDITY AND CAPITAL RESOURCES

Cash and cash equivalents at December 31, 1999 were $800,561, compared to $21,897 at December 13, 1998. This increase was primarily attributable to the Company's receipt of proceeds from the private placement of Preferred Stock.

Accounts receivable increased to $494,820 at December 31, 1999, from $43,454 at December 31, 1998. This increase was primarily due to the acquisition of accounts receivable of $469,142 in the merger with ICS.


Inventory increased to $96,791 at December 31, 1999 from $0 at December 31, 1998, due to the acquisition of inventory in the merger with ICS.

Prepaid expenses and other current assets increased to $129,094 at December 31, 1999 from $0 at December 31, 1998, due to the acquisition of prepaid insurance and other current assets of $82,772 and prepaid taxes of $46,322 in the merger with ICS.

Fixed assets, net of accumulated depreciation, increased to $325,285 at December 31, 1999 from $141,485 at December 31, 1998, as a result of the purchase of $139,425 of internet equipment to upgrade and increase the Company's internet capacity and reliability, and the acquisition of equipment of $94,478 in the merger.

Intangible assets, net of accumulated amortization, increased to $2,694,252 at December 31, 1999 from $916 at December 31, 1998. This increase resulted from the recognition of $2,835,173 in excess of costs over fair value of net assets acquired in the purchase of ICS by VillageNet. Amortization expense of $141,837 was charged for the year ended December 31, 1999.

Security deposits and other assets increased to $13,230 at December 31, 1999 from $0 at December 31, 1998, primarily due to the acquisition of security deposits of $10,378 in the merger with ICS.

The combination of accounts payable and accrued expenses increased to $411,693 at December 31, 1999 from $24,320 at December 31, 1998. This increase was primarily due to the assumption of accounts payable and accrued expenses of $342,135 in the merger with ICS.

Notes and loans payable increased to $767,885 at December 31, 1999 from $306,301 at December 31, 1998. We have obtained $200,000 of bank notes, maturing April 30, 2000 with interest payable monthly at prime plus two percent, to fund operations. In addition $516,531 of loans were assumed in the merger with ICS, these loans are subordinated to the bank debt with interest at five percent per annum.

At December 31, 1999, we had $328,904 of working capital and a current ratio of
1.25 to 1.

Our operating activities used net cash of $720,615 during the year ended December 31, 1999, as compared to net cash provided by operations of $133,164 for the prior year. This increase in use of cash was primarily due to the funding of our net loss from continuing operations and to pay liabilities associated with discontinued operations.

Management of the predecessor had decided to discontinue its business as a franchiser and operator of a commissary that supplies retail stores and wholesale accounts with bagel products, because we recognized that this remaining business would not generate sufficient revenues to achieve profitability.

In April 2000 the Company sold 666,667 shares of its common stock to one accredited investor and issued a five year warrant to purchase 666,667 shares of our common stock at an exercise price of $1.00 per share for an an aggregate purchase price of $500,000. For arranging such transaction, the Company issued a five year warrant to PHD to purchase 5,000 shares of our common stock at an exercise price of $1.00 per share.


We will require additional working capital to finance operations as well as to pay liabilities of the discontinued operations of our former bagel franchise business. Additionally we plan to expand our internet business through the franchising of internet service providers and increase our marketing and advertising to expand its local ISP network.

The Company intends to acquire Internet companies currently outsourcing internet access needs that are compatible with the ISP services offered by the Company. By then placing these companies on its existing backbone infrastructure, we expect to add services, attract new internet users and increase revenue through the elimination of outsourcing costs of the acquired companies.

                                    BUSINESS

The following description of our business should be read in conjunction with the information included elsewhere in this prospectus. The description contains certain forward-looking statements and our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

            We are an internet service provider and as such provide our subscribers with access to the world wide web in the same manner as do many other internet service providers, the largest and most well known of which is America On Line. We provide our subscribers with the same access to the wealth of information, communications, services, programs and commerce available on the worldwide web as are provided by other internet service providers, including the largest provider. We also sell and install network systems consisting of both computer hardware and software. We have so far installed hundreds of network systems, including sixty for school districts, ranging in cost from several thousand dollars to over $5,000,000. Our revenues have been principally provided from installing network systems.

We believe that we have created a niche for ourselves as both an installer of network systems and as an internet service provider, in the services we provide to school districts and the children, teachers and parents in those school districts. To date our activities have been primarily in the New York metropolitan area. To date we have established eleven separate network systems, each of which is based on a school district or educational institution.
Our target market of potential subscribers for each network system we install for a school district or educational institution are the schools themselves and particularly the students, parents, teachers and staff of the schools in the school district or of the educational institution. Our appeal to those persons is the availability of directories of teachers, students and administrative staff allowing more readily available communication with and among such persons concerning homework assignments and other aspects of their school's activities, and of other directories such as school calendars which are of interest to our subscribers. We also prepare with the guidance of those school districts and educational institutions and make available to our subscribers a large volume of source material for use by the students in their studies and for their homework assignments. Such material is more readily available from us than it would be from other internet service providers because we store such information on our systems where it can more easily be found by the students and other subscribers.

            Our services as an internet provider, and particularly of the directories and other information about a specific school district or educational institution, are made known to that district's or institution's students, parent body, teachers and administrative staff by the school district or educational institution itself. This is the main way in which our subscribers find out about us and subscribe for our service. We also secure subscribers by advertising in the school publications and the local media available in the school district or the area in which the educational institution is located. As noted above, we also provide our subscribers with access to the world wide web.

            We also sell advertising on each of our school district or educational institution based networks to local merchants in that community. Such advertising aimed at our subscribers who are located in the community where the retail establishment is located, is obviously more effective for such local merchants than advertising on a network whose subscribers are not so geographically concentrated. We also provide web hosting services in which we assist those merchants or others to establish and maintain a web site at which they provide information about their products, services and themselves.

            Special features of our networks are:


            - Our subscribers have the option of filtering out adult oriented material. We have at least 10,000 adult oriented sites automatically blocked by our caching equipment, so as to prevent access to such sites from our subscribers computers where the subscriber has elected that option. We continually update the list of such sites mostly based on information initially received from our subscribers about new sites providing adult oriented material, and after review by our staff of the material available at that site.

        - When our subscriber requests information from a web site on the internet, we download the information on that web site onto our system's memory and send it to our subscriber. When the next subscriber attempts to access the same information, we send it from our memory instead of going onto the internet and downloading it again. This saves our subscriber time and reduces their costs in securing such material.

        - Using larger bandwidth on which to store material in our memory, and leasing T-1 and T-3 lines to enable our subscribers faster access on our network system and on the world wide web.

        - Providing our subscribers and our other customers with what we believe is high quality customer service and support.


        The hardware and software equipment and systems we sell and install are manufactured and supplied by the largest and best known companies, including Cisco Systems, Sun Microsystems, Microsoft, Oracle, IBM, Digital Equipment, Compaq Computer and Intel. These and other vendors help train our employees in the use, installation and maintenance of their products.

        We have identified the following strategic initiatives which we are currently undertaking and plan to pursue in the future:

        - Establish similar network systems for other, non-educational groups. We recently entered into an agreement with a church association with a membership of thousands of churches throughout the United States, to enable such church body to be an internet service provider to their churches and church members, through our internet network, for which we will receive a portion of the continuing periodic subscription fees.

        - We also serve as a subcontractor providing technical support for the customers of other internet service providers. We recently entered into an agreement with Ultrastar Internet Services, LLC under which we are to provide Ultrastar with dial up and digital subscriber lines, internet access and technical support for private label internet services using as the names of the internet service provider those which Ultrastar is contractually permitted to use, such as, the New York Yankees, the Baltimore Orioles, David Bowe and Hanson. Under
               the terms of our agreement with Ultrastar, we are to receive a portion of each subscription fee paid by subscribers to Ultrastar.

            - Establish and/or maintain network systems for school districts, educational institutions and other community based groups in other areas of the United States by establishing strategic relationships with other companies in those areas who install and/or maintain network systems, web sites or other computer or network based systems and programs. We anticipate that even if we do not share in the revenues generated from the design and installation of those networks, we will either maintain the network system and receive all or the bulk of the fees paid by subscribers, or receive franchise fees for permitting those other companies to use our technology for installing and operating such community based network systems. We have filed registrations to conduct such franchising programs in three states, New York, California and Illinois, and expect to file in additional states.

            - Continue our efforts to attract new community groups who want our system installed and maintained, and thereby expand our subscriber base.

               As of the date of this prospectus we have approximately 2,000 paying subscribers to our network systems. We have 35 employees, of whom four are executive officers of our company.

               We are in the process of winding down and discontinuing the business previously conducted by our predecessor of operating retail bagel outlets, and franchising others to operate retail bagel outlets, in different parts of the United States.


LEGAL PROCEEDINGS

               There are legal proceedings pending against us arising from the business formerly conducted by us of operating and franchising retail bagel outlets. Both claims together do not exceed $119,000 and are not material claims against us.

PROPERTY

               Our principal offices are located in leased facilities at 620 Johnson Avenue, Suite 1B and Suite 6, Bohemia, New York 11716. The lease term for Suite 1B is from April 1, 1997 through March 31, 2002 with an option to renew such lease for an additional five years. For the use of Suite 1B we pay annual rent of $33,000 with such rent increasing by 4% per year for the remainder of the lease term. The lease term for Suite 6 is from April 1, 1999 through March 31, 2002 and we have an option to renew such lease for an additional five years. For the use of Suite 6 we pay annual rent of $30,000 with such rent increasing by 5% per year for the remainder of the lease term.

               We also lease office space at 3101 West Coast Highway, Suite 311, Newport Beach, California, in which we operate our ISP franchising business. We pay annual rent of $22,452 and such lease expires on December 31, 2000.

COMPETITION

               There are many companies that provide the same network installation services that we offer. There are also thousands of internet service providers. Many of those and other potential competitors are well established, are much larger than we are and have substantially greater financial and other resources than we have. Our success will depend on our ability to establish and maintain a competitive position in these marketplaces, which we may not be able to do.

TRADEMARKS AND SERVICE MARKS

               Our service marks "Village World(R)" and "Village
Net(R)" are registered with the United States Patent and Trademark Office. We have filed a trademark application with the United States Patent and Trademark Office seeking registration for "VillageWorld.com."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

               The following table sets forth certain information regarding the members of our board of directors and executive officers:


            Name                                            Age                     Position
            ----                                            ---                     --------
            Peter J. Keenan                                 30                      President and Director

            Robert Appel                                    27                      Chief Executive Officer

            Edilberto R. Enriquez                           39                      Treasurer and Chief
                                                                                    Financial Officer

            Hector M. Gavilla                               56                      Director



            Dr. Steven Levi                                 30                      Director

            David A. Levi                                   23                      Secretary and Director

            Moshe Schwartz                                  30                      Director




               Peter J. Keenan is a director of our company, has served as our president since July 1999 and has also served as the President of Intelligent Computer Solutions, Inc. ("ICS"), which was merged with our company on July 1, 1999. From October 1994 to June 1996, Mr. Keenan was technical director of ICS. Since 1995, Mr. Keenan also served as technical director of VillageNet, Inc., which was also merged with our company on July 1, 1999. From September 1991 to October 1994, Mr. Keenan was employed by Advanced Testing Technologies, Inc. ("ATTI") as a purchasing agent.

               Robert Appel has served as our chief executive officer since March 2000. From June 1999 to March 2000 Mr. Appel served as an internal management consultant with Donaldson, Lufkin & Jenrette, Pershing Division. From September 1998 to May 1999 Mr. Appel attended New York University, Stern School of Business and received his Masters degree in business. From February 1998 to August 1998, Mr. Appel served as a Vice President of Brean Murray & Co.and from 1994 through 1998 he was an assistant portfolio manager for Shufro, Rose & Ehrman.

               Edilberto R. Enriquez has been employed as treasurer and chief financial officer of our company since July 1999 and served as the controller of ICS since March, 1999. From December 1997 to March 1999, Mr. Enriquez was employed as an accounting manager for IHC Services, Inc., an exporting company. From 1991 to October 1997, Mr. Enriquez was a senior accountant at Linotype-Hell Company, a manufacturing company.


               Hector M. Gavilla has served as a director of our company since July 1999, and served as President of ATTI since 1987. Since 1994, Mr. Gavilla has been vice president and secretary of each of ICS and VillageNet and has served as an executive officer of the following companies: European Testing Technologies, Ltd., ATTI Europe, ATTI International Development, Inc., Automated Computer Systems, Inc. and ICS Systems, Inc. Of these companies, only ATTI Europe and ICS Systems are actively operating. ICS Systems is a computer software company specializing in operating systems and electronic drivers for automatic test equipment.


               Dr. Steven Levi has been a director of our company since
March 2000. Dr. Levi received his M.D. in 1995 from Pittsburgh University and is currently a practicing physician of internal medicine at Jefferson Memorial Hospital in

Philadelphia, PA. From 1995 to 1998 Dr. Levi served as the director of new development for ICS Systems. Dr. Steven Levi is the brother of David Levi.


               David A. Levi has been a director of our company since
October 1999. Mr. Levi served as a purchasing agent for ATTI since January 1997 Since May 1998, Mr. Levi served as president of ICS Systems. From 1994 to 1997, Mr. Levi was a student at the University of Michigan where he received a degree in history. David Levi is the brother of Steven Levi.

               Moshe Schwartz has been a director of our company since March 2000. While Mr. Schwartz is currently an independent consultant in the investment banking arena, from July 1998 through February 2000 he served as a Vice President at KCSA Public Relations. Mr. Schwartz received his J.D. in 1995 from the Benjamin N.Cardozo School of Law and from 1995 through 1998 was an Assistant District Attorney in Kings County, New York.

               Our board of directors is elected at each annual meeting of our shareholders. Each director holds office until his successor is duly elected and qualified or until his or her earlier resignation or removal. Our directors do not currently receive any fees or other compensation in connection with their services as directors. We currently have no separate committees of directors, and all directors participate in matters customarily delegated to an audit committee, compensation committee and executive committee.

EMPLOYMENT AGREEMENTS

         In August, 1996, Intelligent Computer Solutions, Inc. ("ICS"), entered into an employment agreement to provide for the employment of Mr. Peter Keenan as the company's President. The employment agreement provides for employment on a full-time basis and contains provisions that Mr. Keenan will not compete or engage in a business competitive with our current or anticipated business until eighteen months after the termination of his Agreement. Pursuant to the employment agreement, we currently pay Mr. Keenan a base salary of $100,000 per annum.

         In March 2000, we entered into a memorandum of understanding with Mr. Robert Appel to serve as our Chief Executive Officer. The memorandum of understanding provides for employment on a full-time basis and contains provisions that Mr. Appel will not compete or engage in a business competitive with our current or anticipated business until twelve months after the termination of his Agreement. Pursuant to the terms of this agreement, we will pay Mr. Appel a base salary of $75,000 per annum and intend to grant him a five year option to purchase 300,000 shares of our common stock at an exercise price of $.01 per share, with vesting rights to be negotiated.

               The following table sets forth information concerning cash and non-cash compensation paid by us for the fiscal periods ending December 31, 1999, 1998, 1997 to our Chief Executive Officer and to each of our executive officers whose compensation exceeded $100,000 on an annual basis (collectively, the "Named Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                                     Annual Compensation
                                              -----------------------------------------------------------------------------------
                                                      Year                Salary                  Bonus               Other
                                              -----------------------------------------------------------------------------------
Peter J. Keenan                                       1999                97,981                    --                 --
Chairman of the Board and President                   1998               109,367                    --                 --
                                                      1997               108,704                    --                 --


Mark Weinreb                                          1999               105,968                    --             $22,500(1)
Chairman of the Board, Chief Executive                1998               192,550                    --                 --
Officer and Secretary                                 1997               185,696                    --                 --
(Predecessor Company)




-------
(1) Our executive officers, named above, routinely received other benefits from us, the amounts of which are customary in the industry. We have concluded, after reasonable inquiry, that the aggregate amounts of such benefits during the year ended December 31, 1999 did not exceed 10% of the compensation set forth above as to the named individuals. In 1999, prior to the merger, Mark Weinreb entered into a Severance and Consulting Agreement with the predecessor company. Pursuant to the agreement we awarded him, pursuant to our 1998 Performance Equity Plan, a grant of 125,000 shares of our common stock. In addition, we retained Mr. Weinreb as a consultant beginning July 1, 1999 for a period of 16 weeks, for which we paid a total of $22,500 in consulting fees.


            The following table summarizes the number of shares and the terms of stock options granted to the Company's Executive Officers in the year ended December 31, 1999:


                                Individual Grants


                                                          % of Total
                                                         Options/Shares
    Name and Position          Options/Shares          Granted to Employees    Exercise Price         Market Price on    Expiration
        During Period             Granted                  in Fiscal Year       ($/Price)             Date of Grant        Date
    -----------------          --------------          -------------------     --------------         ---------------    ----------

Mark Weinreb

               Shares            125,000                      100%              N/A                        $1.43               N/A

               Options             2,000                      3%                $0.9375                    $0.9375         3/30/09

                                  50,000                      83%               $0.48-$1.00                $2.00            7/1/04

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth certain information as of May 1, 2000,with respect to the beneficial ownership of our common stock by (i) each of our current directors (ii) each executive officer, (iii) all of our directors and executive officers as a group and (iv) each person known by us to own beneficially more than five percent (5%) of the outstanding shares of our common stock.

                                                                 Number of Shares of Class B Preferred
                                   Number of shares of             Stock Beneficially Owned and
Name and address of                   Common Stock                 Number of Shares of Common Stock              Percent of Class
Beneficial Owner (1)               Beneficially Owned (2)         Into Which it is Convertible (2)(3)           Assuming Conversion
-------------------                ----------------------     ----------------------------------------          -------------------
                                                              Class B Stock of          Common Stock
                                                                Unconverted              of Class B
                                                                   Shares              Converted Shares
                                                              ----------------         ----------------
Robert Appel                                    0                         0                         0                  0
Edilberto R. Enriquez                           0                         0                         0                  0
Hector M. Gavilla                       1,718,198(4)                101,178(4)             13,962,564(4)               47.2%
Hector P. Gavilla                       1,454,534                    85,750                11,833,500                  42.8%
Peter J. Keenan                         2,187,651                   128,854                17,781,852                  54.0%
David A. Levi                             471,719                    28,871                 3,984,198                  19.2%
Eli Levi                                1,631,575(5)                100,315(5)             13,843,470(5)               46.8%
Roberta Levi                            1,631,575(5)                100,315(5)             13,843,470(5)               46.8%
Dr. Steven Levi                           471,719                    28,871                 3,984,198                  19.2%
Moshe Schwartz                              2,000                         0                         0                    *
Directors and Executive
Officers as a group (seven persons)     4,851,287(6)                287,774(6)             39,712,812(6)               75.6%

----------

(*)   Represents less than 1% of the outstanding shares of our common stock.

(1) Each such person's address is at the Company's executive office, 620 Johnson Avenue, Bohemia, New York 11716.

(2) The number of shares of common stock beneficially owned by each person or entity is determined under the rules promulgated by the SEC. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power and shares which such person or entity has the right to acquire within sixty days after April 17, 2000. The inclusion herein of any shares deemed beneficially owned does not constitute an admission by such person of beneficial ownership of such shares. The information is based upon information furnished by the persons listed.


(3) The figures set forth in the table include the number of shares of our common stock issuable upon conversion of each individual's shares of our Class B preferred stock. The holders of Class B preferred stock have the right, at their option, to convert such shares into common stock at any time.

(4) Includes 990,930 shares of common stock owned by Mr. Gavilla and 727,268 shares of common stock held by Mr. Gavilla, as custodian for Alexander F. Gavilla, Mr. Gavilla's minor son. Such figure also includes 58,302 shares of Class B preferred stock owned by Mr. Gavilla and 42,876 shares of Class B preferred stock held by Mr. Gavilla, as custodian for Alexander
      F. Gavilla, Mr. Gavilla's minor son. Hector M. Gavilla is the father of Hector P. Gavilla.

(5) Includes 580,928 shares of common stock and 35,722 shares of Class B Preferred Stock owned by Roberta Levi, and 580,928 shares of common stock and 35,722 shares of Class B preferred stock owned by Eli Levi. Eli and Roberta Levi are husband and wife. Also includes 471,719 shares of common stock and 28,871 shares of Class B preferred stock held by Roberta Levi, as custodian for Shari Levi, Mr. and Mrs. Eli Levi's minor daughter. David Levi and Dr. Steven Levi are sons of Eli and Roberta Levi.

(6) Includes those shares of common stock deemed to be included in the respective beneficial ownership of Hector M. Gavilla, Peter J. Keenan, David Levi, Dr. Steven Levi and Moshe Schwartz set forth in the table above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Our company was founded at the end of 1992 and until the middle of 1999 we operated retail bagel outlets and franchised others to operate retail bagel outlets under our "Big City Bagels" name. We are in the process of discontinuing that business. On July 1, 1999, pursuant to an exchange of securities, the Company became the legal parent of two companies, ICS and VillageNet, that were conducting the business now conducted by us, the installation of internet network systems and as an internet service provider. Prior to that acquisition, we had 7,899,225 shares of common stock outstanding. In that transaction, we issued to the stockholders of ICS and VillageNet an aggregate of 8,619,466 shares of our common stock and 508,152 shares of our Class B preferred stock which are convertible at the holders' options into an aggregate of 70,124,976 additional shares of our common stock. In July, 1999, for its services in connection with introducing the company to VillageNet and ICS, Perrin, Holden and Davenport Capital Corp. ("PHD"), an investment banking firm, received warrants to purchase 500,000 shares of our common stock at an average exercise price of $0.6775 per share which warrants were exchanged by PHD in January 2000 for 360,000 shares of our common stock.

     In the summer and fall of 1999, PHD arranged for an aggregate of $600,000 to be loaned to us, which we needed to finance our operations. We issued notes to the lenders and granted them warrants to purchase 375,000 shares of our common stock at an exercise price of $0.75 per share. For its services in securing such loans, we granted PHD warrants to purchase 90,000 shares of our common stock, also at the same exercise price of $0.75 per share. In December 1999, we issued an aggregate of 189,359 shares of our common stock in exchange for the 375,000 warrants that we granted for such $600,000 loan, and in lieu of the interest then accrued on such notes. In January, 2000 PHD exchanged
90,000 warrants we granted to PHD for 51,455 shares of our common stock.

     On December 30, 1999, PHD acted as placement agent for our sale of 15,000 shares of our Class C preferred stock (including 6,000 shares of Class C preferred stock in exchange for the $600,000 loan referred to above.) For its services, we paid PHD $158,000 and issued 94,800 shares of our common stock.

     In February 2000 we entered into an agreement with an individual to serve as our spokesman and, as such, granted him a five-year warrant to purchase 70,000 shares of our common stock at an exercise price of $.01 per share. For its services in arranging the transaction, we granted PHD a warrant to purchase 20,000 shares of our common stock and granted MFC Marketing, Inc., founded by Nelson Braff, a principal of PHD, a warrant to purchase 60,000 shares of our common stock; both warrants are at an exercise price of $.01 per share.

     We guarantee a $100,000 loan payable by Mr. Keenan to the former stockholders of ICS.

     We have a note payable, dated August 1, 1996, to Advanced Testing Technologies, Inc. ("ATTI"). ATTI is a company whose stockholders are also stockholders in our company. The outstanding balance is $208,741, which bears interest at a rate of five percent per annum. Principal and interest payments are due on a quarterly basis which began August 1, 1997, equal to ICS's net profit before taxes. Quarterly payments are $2,000. This note is due and payable on May 1, 2002. As of December 31, 1999 no payments have been made on this loan. Interest of $32,089 has accrued on this note. In addition, we have received from ATTI working capital advances amounting to $359,144 as of December 31, 1999. No interest has been accrued on these advances. These loans have been subordinated to the bank credit line.

                              SELLING SHAREHOLDERS

     The following table sets forth as of May 1, 2000, (i) the name of each selling shareholder, (ii) the amount of shares of our common stock which may be offered by each selling shareholder, and (iii) the amount and percentage of shares of common stock to be owned by each such holder following the sale of such shareholder's stock offered by this prospectus. The number of shares of our common stock set forth below, under the caption "Amount of Shares Offered," represent the aggregate number of shares of (A) our common stock owned by each selling shareholder; plus (B) our common stock issuable by us upon conversion of our Class C preferred stock owned by a selling shareholder, calculated as if all such Class C shares were converted to common stock on May 1, 2000 assuming a conversion rate of $1,404. However, under the designation of preferences for our Class C preferred stock, under certain circumstances, we may be required to issue a greater number of shares of our common stock upon conversion of the Class C preferred stock. For conversion rates of our Class C preferred stock, see Description of Securities -- Class C 6% Cumulative Preferred stock; plus (C) 1,020,168 shares of common stock that was issued upon conversion of 3,900 shares of our Class C preferred stock; plus (D) 152,000 shares of our common stock issuable upon the exercise of warrants at an exercise price of $.01 per share and 671,667 shares issuable upon the exercise of warrants at an exercise price of $1.00 per share.


                                                                     Amount of
                                             Shares                    Shares                                    Percentage
                                             ------                    ------            Shares Owned           Owned after
Selling Shareholder                          Owned                   Offered(a)         after Offering            Offering
-------------------                          ------                  ----------         --------------          -----------
Bindeli, Jay L.                                 33,416                   33,416              0                        *
Brass Capital, LLC                              27,238                   27,238              0                        *
Calabro, Paul                                   27,238                   27,238              0                        *
Davis, Yousef                                  108,951                  108,951              0                        *
Drescher, Michael                               36,245                   36,245              0                        *
Farnsworth Associates, LLC                      18,122                   18,122              0                        *
Fichthom, Kurt H.                              108,951                  108,951              0                        *
Garfunkel, Mark                                 18,122                   18,122              0                        *
Jara Group, LLC                                 36,245                   36,245              0                        *
Kahn, Leon                                      54,476                   54,476              0                        *

Kador Investment Co. Ltd                       416,151                  416,151              0                        *
Koretsky, Michael                               36,245                   36,245              0                        *
Liebowitz, Ted                                 272,377                  272,377              0                        *
Millennium Capital
Partners LLC                                 1,333,334(b)             1,333,334              0                        *
McGuire, Joseph W. &
 Wilma C. Rossi, JTWROS                        108,951                  108,951              0                        *
Radusky, Henry                                  36,245                   36,245              0                        *
Jamie Radusky, IRA                              36,245                   36,245              0                        *
Scharf, Chava                                   36,245                   36,245              0                        *
Starling Corp.                                 381,328                  381,328              0                        *
Sugarman, Rina                                  90,004                   90,004              0                        *
Perrin, Holden and
 Davenport Capital Corp.                       531,255(c)(1)            571,255              0                        *
Bobby Valentine                                 70,000(d)(2)             70,000              0                        *
MFC Marketing, Inc.                             60,000(e)(1)             20,000              0                        *
Gary Cohn                                        2,000(d)                 2,000              0                        *


----------

*    Represents less than 1% of the outstanding shares of our common stock.


(a) Includes 862,624 shares issuable upon conversion of 11,900 shares of our Class C preferred stock.

(b) Includes a five year warrant to purchase 666,667 shares of our common stock currently exercisable at $1.00 per share.

(c) Includes a warrant to purchase 20,000 shares of our common stock at an exercise price of $.01 per share and a warrant to purchase 5,000 shares of our common stock at an exercise price of $1.00 per share.

(d) Represents a five year warrant to purchase shares of our common stock exercisable at $.01 per share.

(e) MFC Marketing, Inc. disclaims any beneficial ownership of the shares of common stock deemed to be owned by PHD.

(1) Nelson Braff is a principal of both MFC Marketing, Inc. and PHD. (See Section entitled Certain Relationships and Related Transactions.)


(2)  Bobby Valentine has agreed to serve as our spokesperson.

                           DESCRIPTION OF SECURITIES

Common Stock

     We are currently authorized to issue 200,000,000 shares of our common stock, par value $.001 per share, of which 19,192,957 shares were issued and outstanding as of May

1, 2000.

     The holders of our common stock are entitled to one vote per share for the election of directors and with respect to all other matters to be voted on by shareholders. Shares of our common stock do not have cumulative voting rights. Therefore, the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. In the event our company is liquidated, dissolved or wound up, the holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

Preferred stock

     We are currently authorized to issue 1,000,000 shares of preferred stock, par value $.001 per share, of which 520,052 shares were issued and outstanding as of May 1, 2000.

     We may issue additional shares of our preferred stock from time to time in one or more series as determined by our board of directors. Our board is authorized to establish the designation, powers, preferences, voting rights and other rights of each series of preferred stock including (a) the rate of distribution, (b) the price at and the terms and conditions on which shares shall be redeemed, (c) the amount payable upon shares for distribution of any kind, (d) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion and (e) voting rights except as limited by law. Our board of directors, could, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock and which could have certain antitakeover effects.

     Although we currently do not have any plans to designate any additional series of preferred stock other than the existing Class A preferred stock, Class B preferred stock and the Class C preferred stock, there can be no assurance that we will not do so in the future.

Class A Preferred stock

On December 24, 1997 we designated 350,000 shares of our Preferred stock as Class A Preferred stock of which 265,000 shares were subsequently issued, converted into our common stock and cancelled. There are no shares of our Class A preferred stock outstanding.


Class B Preferred stock

     As of the date of this prospectus, 508,152 shares of our Class B preferred stock were issued and outstanding.

     Dividends. We will not declare or pay dividends or distributions on our common stock, unless at the same time, a dividend or distribution is declared or paid on the Class B preferred stock for each share of Class B preferred stock equal to the dividend or distribution paid on our common stock multiplied by the number of shares of common stock that a holder of such Class B preferred stock would be entitled to receive if such holder had converted such share of Class B preferred stock into common stock prior to the record of date for such dividend or distribution on the common stock.

     Voting Rights. The holders of Class B preferred stock are entitled to cast votes equal to the number of shares of common stock into which shares of Class B preferred stock are convertible.

     Conversion Rights. Each share of our Class B preferred stock is convertible into 138 shares of our common stock such that 508,152 shares of our Class B preferred stock would convert into 70,124,976 shares of our common stock.

Class C 6% Cumulative Convertible Preferred stock

     We are authorized to issue of up to 25,000 shares of our Class C 6% cumulative convertible preferred stock, par value $.001 per share, of which 11,900 shares were outstanding as of May 1, 2000, and 9,200 remain available for issuance.

     Rank. The Class C preferred stock ranks senior to all classes and series of our capital stock now or hereafter authorized, issued or outstanding. We cannot issue any class or series of any class of stock which ranks senior to or pari passu with our Class C preferred stock with respect to dividend rights or rights on liquidation or dissolution of our company.

     Dividends. Each share of our Class C preferred stock earns cumulative dividends at the rate of $6.00 per annum to be paid in cash or at our election in our common stock, payable only when the Class C shares are converted or redeemed.

     Rights on Liquidation, Dissolution, or Winding Up. Etc.   In the event of
a liquidation or dissolution of our company as a result of which our assets are to be distributed to our shareholders, such assets shall be distributed first to holders of the Class C preferred stock at the rate of $100 per share plus all accumulated but unpaid dividends thereon, before distribution of any such assets to any holders of the common stock or the Class B preferred stock, and such payments to the holders of the Class C preferred stock shall be in full redemption of those shares.

     Voting Rights. The holders of the Class C Shares are not entitled to vote on matters submitted for approval by the holders of the common stock.

     Conversion of Class C Preferred stock. At the holder's election, each Class C preferred stock is convertible into so many shares of our common stock as shall equal $100 plus the accumulated and unpaid dividend on such Class C preferred stock, divided by the lesser of:

     (a)    $1.404; or

     (b) When converted in the period indicated below, the following percentage of the average of the highest closing bid prices for our common stock for the five trading days prior to the date when the holder elects to convert such Class C preferred stock into our common stock:

     Percentage         If Such election is made:
     ----------         -------------------------
     82.5%              not later than six months from the date hereof;

     81% after six months, but not later than nine months from the date hereof;

     79% after nine months, but not later than twelve months from the date hereof;

     75%                after twelve months from the date hereof.


     Automatic Conversion. On December 28, 2002, any Class C preferred stock which have not by then been converted shall be automatically converted without any action on the part of the holder, to so many shares of our common stock as such holder would receive if he had elected to convert his Class C preferred stock on that date.

     Redemption. The Class C preferred stock may be redeemed by us, at our election, at any time upon 30 days' prior written notice given by us to the holders of the then outstanding Class C preferred stock, at a redemption price per share payable in cash as follows:

If redemption is made:                        Redemption price per share:
----------------------                        ---------------------------
not later than six months from the            $117.50 plus accrued and
date hereof;                                  unpaid dividends;

six months after, but not later               $119.00 plus accrued and unpaid
than nine months after the date               dividends;
hereof;

nine months after, but not later              $121.00 plus accrued and unpaid
than twelve months from the date              dividends;
hereof;

after twelve months from the date             $125.00 plus accrued and unpaid
hereof.                                       dividends.

1996 Performance Equity Plan

     In March 1996, our predecessor adopted a 1996 Performance Equity Plan (the "1996 Plan"). The 1996 Plan is administered by our Board of Directors which determines the persons (other than directors) to whom awards will be granted, the number of awards to be granted, and the specific terms of each grant subject to the provisions of the 1996 Plan.

     Awards consist of stock options (both non-qualified options and options intended to qualify as "Incentive" stock options under Section 422 of the Internal Revenue Code of 1986, as amended), a restricted stock awards, deferred stock awards, stock appreciation rights, and other stock-based awards, as described in the 1996 Plan.

     On March 31st of each calendar year during the term of the 1996 Plan, assuming there are enough shares then available for grant under the 1996 Plan, each of our directors will automatically be awarded options to purchase 2,000 shares of Common stock at an exercise price which is the fair market value of our common stock on March 30 of that year. All of such options are immediately exercisable as of the date of grant and have a term of ten years.

     Of the 70,000 shares for which options can be granted under the 1996 Plan, 7,988 shares were issued upon the exercise of options granted, 43,780 shares are reserved for issuance upon exercise of outstanding options ranging at exercise prices ranging from $0.9375 to $42.50 per share and 28,232 shares are currently reserved for options to be granted in the future.

1998 Performance Equity Plan

     In 1998, we adopted a 1998 Performance Equity Plan (the "1998 Plan"). The 1998 Plan is administered by our Board of Directors. Of the 400,000 shares authorized for grant under the 1998 Plan we have reserved 100,000 shares for issuance upon exercise of options already granted which can be exercised at $1.00 per share. We also issued 125,000 shares of our common stock to our former Chief Executive Officer in connection with his severance agreement.

Class A Warrants

     These warrants are publicly traded, are exercisable at a price of $12.50 per share and expire on May 7, 2000. There are 481,250 of our Class A Warrants outstanding.

Transfer and Warrant Agent

     The transfer agent for our common stock and the warrant agent for our Class A warrants, is Continental Stock Transfer and Trust Company, whose address is Two Broadway, New York, New York 10004.

                              PLAN OF DISTRIBUTION

     We are registering 3,879,384 shares of our common stock covered by this prospectus on behalf of the selling shareholders. We will pay the costs and fees of registering our common stock, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of their common stock.

     The selling shareholders may, from time to time, sell all or a portion of such shares of our common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

     In effecting sales, brokers and dealers engaged by the selling shareholders, including PHD, may arrange for other brokers or dealers to participate. Brokers and dealers may receive commissions, discounts or concessions for their services from the selling shareholders or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. These commissions or discounts are not expected to exceed those customary in the types of transactions involved.

     The selling shareholders and any broker-dealer or agent involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, and a portion of any proceeds of sale and the broker-dealers' or agents' commissions, discounts, or concessions may be deemed to be underwriters' compensation under the Securities Act.

     In addition to selling their common stock under this prospectus, the selling shareholders may transfer their common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; and the sale of such shares may be made by such transferees in the public securities markets by delivery of this prospectus to the buyers in such transactions.

     We have informed the selling shareholders that the anti manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to the sales of their shares offered by this prospectus, and we have also advised the selling shareholders of the requirement for delivery of this prospectus in connection with any sale of the common stock offered by this prospectus.

                                 LEGAL MATTERS

      The legality of the common stock included in this prospectus has been passed upon for us by Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, New York, New York.

                             CHANGE OF ACCOUNTANTS

     On December 30, 1999, we dismissed our independent accountant, Richard A.
Eisner & Company, LLP ("Eisner").    None of  Eisner's reports on the financial
statements during the past two fiscal years contained an adverse opinion or disclaimer of opinion, or was modified as to audit scope or accounting principles. The report issued by Eisner on our Form 10-KSB for the year ending December 31, 1998 contained an explanatory paragraph regarding our ability to continue as a going concern. During our engagement of Eisner, there were no disagreements with Eisner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Eisner's satisfaction would have caused Eisner to make reference to the subject matter of the disagreement in connection with its report. We requested that Eisner furnish us with a letter addressed to the SEC stating whether it agrees with the above statements. A copy of that letter was filed with the SEC.

     On December 30, 1999, we engaged Laurence Rothblatt & Company, Independent Certified Public Accountants ("Rothblatt"), to serve as our independent accountant and auditor for future periods. Prior to December 30, 1999, Rothblatt had served as the independent auditor for VillageNet, Inc. Except for consultation with matters relating to

VillageNet, Inc., during our two most recent fiscal years and the subsequent interim period preceding our engagement of Rothblatt, neither we nor anyone on our behalf had consulted with Rothblatt regarding the application of accounting principles to a specific or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements, and no written or oral advice was provided to us that was an important factor considered by our board of directors in reaching a decision as to any accounting, auditing or financial reporting issue.

     Our dismissal of Eisner and the engagement of Rothblatt was approved and ratified by our Board of Directors. We do not have an audit committee.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 1999 included in this prospectus were audited by Laurence Rothblatt & Co., Independent Certified Public Accountants, as stated in their report appearing herein and are included in reliance upon the report of that firm given on their authority as experts in accounting and auditing.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Sections 721 through 726, inclusive, of the New York Business Corporation Law ("BCL") authorizes New York corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such person because of their being or having been officers or directors and to purchase and maintain insurance for indemnification of such officers and directors.

     Section 402(b) of the BCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit a director's personal liability to the corporation or to its shareholders for damages arising out of certain alleged breaches of their duties as directors. The BCL, however, provides that no such limitation of liability may affect a director's liability with respect to any of the following: (1) acts or omissions made in bad faith or which involved intentional misconduct or a knowing violation of law; (2) the declaration of dividends or other distributions or repurchase or redemption of shares in violation of the BCL; (3) the distribution of assets after dissolution or making of loans to directors in violation of the BCL; or (4) any transaction from which the director derived a financial profit or other advantage to which he was not legally entitled.

     Our restated certificate of incorporation provides that the personal liability of our directors is eliminated to the fullest extent permitted by
Section 402(b) of the BCL. In addition, our bylaws provide in substance that, to the fullest extent permitted by New York law, each director and officer shall be indemnified by us against reasonable expenses, including attorney's fees, and any liability which he or she may incur in connection with any action to which he or she may be made a party by reason of his or her being or having been a director or officer of our Company. The indemnification provided by our by-laws is not deemed exclusive of or in any way to limit any other rights which any person seeking indemnification may be entitled.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers, or persons controlling the company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the reporting requirements of the Securities and Exchange Act of 1934 and intend to deliver an annual report to our shareholders which we expect will include audited financial statements. In accordance with the requirements of the Securities and Exchange Act of 1934, we have and will continue to file reports, proxy statements and other information with the SEC. Reports and other information filed by us may be inspected and copied at the public reference facilities of the Commission in Washington, D.C. Copies of such materials can be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition to furnishing our shareholders with annual reports containing audited financial statements, we will provide them with such other periodic reports as we deem appropriate or as may be required by law.

     We will provide without charge to each person who receives this prospectus, upon the written or oral request of such person, a copy of any of the information that is incorporated by reference. Such requests should be directed by mail to Mr. David Levi, Secretary, VillageWorld.com, Inc., 620 Johnson Avenue, Bohemia, New York 11716.

           VILLAGEWORLD.COM, INC. AND SUBSIDIARIES
         FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


Index to Consolidated Financial Statements

Independent Auditors' Report ................................    F-2

Consolidated Balance Sheet as of December 31, 1999 ..........    F-3

Consolidated Statements of Operations for the years
 ended  December 31, 1999 and 1998 ..........................    F-4

Consolidated Statements of Stockholders' Equity for the years
 ended  December 31, 1999 and 1998 ..........................    F-5

Consolidated  Statements of Cash Flows for the years
 ended December 31, 1999 and 1998 ...........................    F-6

Notes to Consolidated Financial Statements ..................    F-8


            INTELLIGENT COMPUTER SOLUTIONS, INC.
                    FINANCIAL STATEMENTS


Balance Sheets as of June 30, 1999 and December 31, 1998.....    F-18

Statements of Income and Retained Earnings for the six
 months ended June 30, 1999 and 1998 .........................   F-19

Statements of Cash Flows for the six months ended
 June 30, 1999 ...............................................   F-20

Notes to Financial Statements
 June 30, 1999 ..............................................    F-21

Independent Auditors' Report.................................    F-22

Balance Sheets as of December 31, 1998 and 1997..............    F-23

Statements of Income and Retained Earnings (Deficit) for
 the years ended December 31, 1998 and 1997..................    F-24

Statements of Cash Flows for the years ended
 December 31, 1998 and 1997 .................................    F-25

Notes to Financial Statements ...............................    F-26

Pro Forma Financial Statements ..............................    P-1

Pro Forma Unaudited Condensed Statements of Operations ......    P-2

Notes to Pro Forma Unaudited Statements of Operations .......    P-3

                                      F-1

INDEPENDENT AUDITORS' REPORT


Board of Directors
VillageWorld.com, Inc.
Bohemia, New York


We have audited the accompanying consolidated balance sheet of VillageWorld.com, Inc. and subsidiaries as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of VillageWorld.com, Inc. and subsidiaries as of December 31, 1999 and the results of its operations and its cash flows for each of the years in the two-year period then ended in conformity with generally accepted accounting principles.



/s/ Laurence Rothblatt & Company
Great Neck, New York
March 22, 2000

                     VILLAGEWORLD.COM, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                               December 31, 1999

ASSETS
Current Assets:
Cash and cash equivalents                                                       $   800,561
Accounts receivable                                                                 494,820
Inventory                                                                            96,791
Refundable income taxes                                                             126,000
Current assets attributable to discontinued operations                               21,891
Prepaid expenses and other current assets                                           129,094
                                                                                -----------
     Total Current Assets                                                         1,669,157

Fixed assets, net of accumulated depreciation                                       325,285
Intangible assets, net of accumulated amortization                                2,694,252
Deferred tax asset                                                                   28,400
Other assets attributable to discontinued operations                                101,371
Security deposits and other assets                                                   13,230
                                                                                -----------
     TOTAL                                                                      $ 4,831,695
                                                                                ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Note payable - bank                                                             $   200,000
Accounts payable and accrued expenses                                               411,693
Deferred income                                                                      49,520
Current liabilities attributable to discontinued operations                         615,489
Other current liabilities                                                            63,551
                                                                                -----------
     Total Current Liabilities                                                    1,340,253

Loans payable                                                                       567,885
Security deposits payable                                                             2,316
                                                                                -----------
     Total Liabilities                                                            1,910,454
                                                                                -----------

Stockholders'  Equity:

Convertible Class B preferred stock; $.001 par value; 1,000,000 shares
authorized; 508,152 shares issued and outstanding                                       508

Convertible Class C preferred stock; $.001 par value; 25,000 shares
authorized; 15,800 shares issued and outstanding                                     15,800

Common stock; $.001 par value; 200,000,000 shares authorized; 17,404,584
shares issued                                                                        17,405
Additional paid in capital                                                        4,581,815
Accumulated deficit                                                              (1,629,663)
Treasury stock (65,279 shares at cost)                                              (64,624)
                                                                                -----------
     Total stockholders' equity                                                   2,921,241
                                                                                -----------
     TOTAL                                                                      $ 4,831,695
                                                                                ===========


    The accompanying notes are an integral part of the financial statements.

                     VILLAGEWORLD.COM, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                          Year Ended December 31,
                                                                                      --------------------------------
                                                                                          1999                1998
                                                                                      ------------         -----------
REVENUES:
Subscription services                                                                 $    373,154         $   418,712
Hardware sales                                                                             665,218                  --
Installation services                                                                       98,468                  --
Other                                                                                      139,275                  --
                                                                                      ------------         -----------
     Total Revenues                                                                      1,276,115             418,712
                                                                                      ------------         -----------


COSTS AND EXPENSES:
Cost of sales                                                                              952,333             198,733
Selling, general and administrative                                                        961,061             118,361
Amortization of excess of cost over fair value of net assets acquired                      141,758                  --
Interest expense, including $475,000 attributable to reduction in stated debt
   principal arising from issuance of stock purchase warrants                              587,753                  --
                                                                                      ------------         -----------

     Total costs and expenses                                                            2,642,905             317,094
                                                                                      ------------         -----------

Income (loss)  from operations
     before income taxes                                                                (1,366,790)            101,618

Provision (credit) for income taxes                                                       (131,900)             31,200
                                                                                      ------------         -----------

Net income (loss)                                                                     $ (1,234,890)        $    70,418
                                                                                      ============         ===========

Net income (loss) attributable to common stockholders                                 $ (1,511,390)        $    70,418
                                                                                      ============         ===========


Basic and diluted net income (loss) per common share                                  $      (0.02)        $        --
                                                                                      ============         ===========

Basic and diluted weighted average common shares outstanding, giving effect to
the conversion to common stock of all Class B Preferred Stock outstanding               63,269,036          39,372,221
                                                                                      ============         ===========


    The accompanying notes are an integral part of the financial statements.

                     VILLAGEWORLD.COM, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                               Class B               Class C
                                                          Preferred Stock        Preferred Stock              Common Stock
                                                        -----------------    -----------------------    --------------------------
                                                        Shares     Amount      Shares        Amount         Shares         Amount
                                                        -------   -------    ----------    ---------    -----------    -----------
Balance, January 1, 1998                                     --   $    --            --    $      --          1,000    $     1,000

Net income                                                   --        --            --           --             --             --
                                                        -------   -------    ----------    ---------    -----------    -----------

Balance, December 31, 1998                                   --        --            --           --          1,000          1,000

Exchange of VillageNet pre-merger
shares for shares of the Company                        254,076       254                                 4,308,733          3,309

Reverse acquisition of Big City                                                                           7,964,504          7,965

Purchase of ICS                                         254,076       254                                 4,309,733          4,310


Stock and warrants (converted) issued for services                                                          536,455            537

Private placement                                                                   158       15,800

Stock and warrants (converted) issued in
connection with bridge loans and
repayment thereof                                                                                           284,159            284

Beneficial conversion of preferred stock

Net loss                                                     --        --            --           --             --             --
                                                        -------   -------    ----------    ---------    -----------    -----------

Balance, December 31, 1999                              508,152   $   508           158    $  15,800     17,404,584    $    17,405
                                                        =======   =======    ==========    =========    ===========    ===========



                                                         Additional        Treasury Stock
                                                          Paid-In       ----------------------       Accumulated
                                                           Capital        Shares        Amount          Deficit            Total
                                                         ----------     -------       --------       -----------       -----------
Balance, January 1, 1998                                 $       --          --       $     --       $  (188,691)      $  (187,691)

Net income                                                       --          --             --            70,418            70,418
                                                         ----------     -------       --------       -----------       -----------

Balance, December 31, 1998                                       --          --             --          (118,273)         (117,273)

Exchange of VillageNet pre-merger
shares for shares of the Company                             (3,563)                                                             0

Reverse acquisition of Big City                            (787,196)    (65,279)       (64,624)                           (843,855)

Purchase of ICS                                           2,572,960                                                      2,577,524


Stock and warrants (converted) issued for services          639,463                                                        640,000

Private placement                                         1,314,256                                                      1,330,056

Stock and warrants (converted) issued in
connection with bridge loans and
repayment thereof                                           569,395                                                        569,679

Beneficial conversion of preferred stock                    276,500                                     (276,500)                0

Net loss                                                         --          --             --        (1,234,890)       (1,234,890)
                                                         ----------     -------       --------       -----------       -----------

Balance, December 31, 1999                               $4,581,815     (65,279)      $(64,624)      $(1,629,663)      $ 2,921,241
                                                         ==========     =======       ========       ===========       ===========


    The accompanying notes are an integral part of the financial statements.

                     VILLAGEWORLD.COM, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                   Year Ended December 31,
                                                                                -----------------------------
                                                                                   1999              1998
                                                                                -----------         ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) from operations                                               $(1,234,890)        $  70,418
                                                                                -----------         ---------

Adjustments to reconcile net income (loss) to net cash used in operating activities:
    Depreciation and amortization                                                   191,941            21,216
    Stock issued in lieu of interest                                                 94,679                --
    Interest imputed on bridge loans                                                475,000                --
    Stock issued for services                                                       178,750                --
    Deferred taxes                                                                   12,800             8,900
    (Increase) Decrease in:
         Accounts receivable                                                        199,720           (32,664)
         Inventory                                                                  (49,602)               --
         Refundable income taxes                                                   (126,000)               --
         Current assets attributable to discontinued operations                     137,629                --
         Prepaid expenses and other current assets                                  (84,289)           22,300
         Other  assets attributable to discontinued operations                      347,290                --
    Increase (Decrease) in:
         Accounts payable and accrued expenses                                       61,600           (19,117)
         Related party advances(repayments)                                         (28,516)           37,326
         Deferred revenue                                                             8,735            24,785
         Current liabilities attributable to discontinued operations               (942,354)               --
         Other current liabilities                                                   36,892                --
                                                                                -----------         ---------
    Total adjustments                                                               514,275            62,746
                                                                                -----------         ---------
    Net cash provided (used) by operating activities                               (720,615)          133,164
                                                                                -----------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES:

    Cash acquired in merger                                                         139,306                --
    Increase in deposits                                                              3,403               201
    Purchase of fixed assets                                                       (139,426)          (65,085)
                                                                                -----------         ---------
Net cash provided (used) by investing activities                                      3,283           (64,884)
                                                                                -----------         ---------

CASH FLOWS FROM FINANCING ACTIVITIES:

    Proceeds from note payable                                                      120,000                --
    Private placement, net of issue costs of $249,944 and
     bridge loan repayment of $600,000                                              730,056                --
    Proceeds from bridge financing                                                  600,000                --
    Proceeds(repayment) of loans payable                                             45,940           (48,075)
                                                                                -----------         ---------
Net cash provided (used) by financing activities                                  1,495,996           (48,075)
                                                                                -----------         ---------

NET INCREASE (DECREASE) IN CASH                                                     778,664            20,205
Cash, beginning of period                                                            21,897             1,692
                                                                                -----------         ---------
Cash, end of period                                                             $   800,561         $  21,897
                                                                                ===========         =========


    The accompanying notes are an integral part of the financial statements.

                     VILLAGEWORLD.COM, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)


                                                                                    Year Ended December 31,
                                                                                   -------------------------
                                                                                       1999            1998
                                                                                   -----------         ----
SUPPLEMENTAL DISCLOSURES OF NON CASH ACTIVITIES:

    Cash paid during the year for:
      Interest                                                                     $    10,197         $ --
      Income taxes                                                                       7,004          380


SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND FINANCING ACTIVITIES:

    On July 1, 1999 the Company issued 254,076 shares of Preferred Stock and
      12,274,237 shares of Common Stock in a merger
        Excess of fair value over net assets acquired in merger                    $ 2,835,173
        Preferred stock                                                                   (254)
        Common stock                                                                   (12,275)
        Additional paid in capital                                                  (1,834,617)
        Treasury stock                                                                  64,624
        Accounts receivable                                                            651,086
        Inventory                                                                       47,189
        Current assets attributable to discontinued operations                         159,520
        Prepaid expenses and other current assets                                       44,085
        Fixed assets                                                                    94,478
        Other assets attributable to discontinued operations                           448,661
        Security deposits and other assets                                              15,736
        Note payable - bank                                                            (80,000)
        Accounts payable and accrued expenses                                         (325,773)
        Current liabilities attributable to discontinued operations                 (1,557,843)
        Other current liabilities                                                      (26,659)
        Loans payable                                                                 (516,531)
        Deferred taxes                                                                  (6,600)


    The accompanying notes are an integral part of the financial statements.

VILLAGEWORLD.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


NOTE A - MERGER

VillageWorld.com, Inc. is the successor consolidated entity formed by the merger on July 1, 1999, of Big City Bagels, Inc. ("Big City"), VillageNet, Inc. ("VillageNet") and Intelligent Computer Solutions, Inc. ("ICS"). VillageNet was incorporated in New York on June 6, 1995, ICS was incorporated in New York on October 21, 1994. The Company was incorporated in New York on December 21, 1992. Subsequent to the merger, Big City, Inc., a publicly held company, and the legally surviving parent company, changed its name to VillageWorld.com, Inc.

To effect the merger Big City issued 8,619,466 shares of Common Stock and 508,152 shares of Class B Preferred Stock to the stockholders of VillageNet and ICS. The transaction was accounted for as an acquisition of Big City and ICS by VillageNet, as the former shareholders of VillageNet own a majority of the shares of the combined companies as of the completion of the transaction. In addition, as Big City is discontinuing its bagel business, the reverse acquisition of Big City was treated as a purchase with the issuance of common stock and options to purchase common stock to the pre-merger shareholders and option holders of Big City in exchange for the net asset deficiency of Big City, valued at the fair value of the net asset deficiency assumed. The acquisition of ICS was accounted for as a purchase with the securities issued as consideration for ICS valued at $2,577,524; such fair value determination by the Company being in part based on the opinion of an independent appraiser. The financial statements reflect the operations of VillageNet for the year ended December 31, 1999 and 1998 and ICS for the period July 1, 1999 to December 31, 1999. The decision to dispose of the bagel operations was made prior to the merger. In accordance with Accounting Principles Board Opinion No. 30 the results of the discontinued operations of Big City were accrued at June 30, 1999 (see note D(8)).


NOTE B - NAME CHANGE

At a stockholders' meeting held December 30, 1999, the stockholders voted to amend the Certificate of Incorporation, changing the name from Big City Bagels, Inc. to VillageWorld.com, Inc. ("VWI" or "the Company").

NOTE C - THE COMPANY AND BASIS OF PRESENTATION

The Company is a provider of internet on-line services, offering its subscribers a wide variety of services including electronic mail, software, computing support, and easy access of the internet. In addition, the Company provides small businesses with fully managed services that include internet connections, remote dial access and Web hosting services. ICS is a full service system integration firm specializing in high-end computer networking infrastructures, internet solutions, and Local and Wide Area Network installations.

All significant intercompany balances are eliminated in consolidation.

Prior to the merger, management adopted a plan to discontinue the bagel operations. The Company is in the process of closing its commissary operations, which supplies bagel products to franchise stores. The Company is also entering into separation agreements with existing franchisees' to terminate their prior franchise agreements. The Company expects to close its bagel operations by the end of the first quarter in the year 2000 (see Note D(8)).

VILLAGEWORLD.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


NOTE D - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.    INVENTORY:

      Inventory is stated at the lower of cost (first-in, first-out) or market.

2.    DEPRECIATION:

      Fixed assets are stated at cost, less accumulated depreciation. The fair value of assets acquired in business combinations is recognized as the new cost basis. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets.

3.    CASH AND CASH EQUIVALENTS:

      The Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

4.    USE OF ESTIMATES:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

5.    FAIR VALUE OF FINANCIAL INSTRUMENTS:

      The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, notes and loans payable, accrued expenses and capitalized lease obligations approximate fair value due to their short-term nature or their underlying terms.

6.    STOCK-BASED COMPENSATION:

      The Company accounts for stock-based compensation pursuant to Statement of Financial Accounting Standards No. 123, ("SFAS No. 123"). The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB No. 25 in accounting for its stock option incentive plans (see Note M).

VILLAGEWORLD.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


NOTE D - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


7.    EARNINGS (LOSS) PER COMMON SHARE:

      The Company calculates earnings (loss) per share pursuant to Statement of Financial Accounting Standards No. 128 "Earnings Per Share," which requires the presentation of basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share include the dilutive effects of such securities, except when they are anti-dilutive.

      In 1999, the net loss is increased by the beneficial conversion feature of the preferred stock to derive net loss attributable to common stockholders. Due to the fact that there is neither an economic benefit for not converting, nor an economic detriment from converting the Class B Preferred Stock, the per share calculation assumes conversion of all outstanding Class B Preferred Stock for both periods presented.

8.    DISCONTINUED OPERATIONS:

      In 1999, prior to the merger, management of the Company's predecessor determined to discontinue the bagel operations. In accordance with Accounting Principle Board Opinion No. 30, losses from such discontinued operations as well as any future related losses to be incurred on the ultimate disposition of the remaining assets are accrued/accruable at the date the decision to discontinue is made. Since the bagel operations were those of the predecessor, all actual losses incurred and estimated to be incurred through the disposal of the operations have been accrued as of June 30, 1999 in order to correctly allocate acquisition costs and values at such date in accordance with Financial Accounting Standard No. 38. Accordingly, discontinued operations are not reflected in the accompanying statement of operations for the year ended December 31, 1999, as they have been accrued at June 30, 1999, the date immediately prior to the acquisition of the predecessor company (see Note O re: Fourth Quarter Adjustments).


NOTE E - PRO FORMA FINANCIAL STATEMENTS

      The following summarizes unaudited, pro forma results of operations assuming that the merger described in Note (A) occurred as of the beginning of the earliest year presented:

                                         Year Ended December 31,
                                         1999                1998
                                     -----------         -----------
Net sales (1)                        $ 2,967,145         $ 6,491,363
Net loss (2)                          (1,358,374)           (145,150)
Net loss per common share (3)              (0.02)               0.00

      (1) Included in net sales for the year ended December 31, 1998 are revenues of approximately $2,280,000 relating to one school contract that was completed.

      (2) The pro-forma results exclude results from discontinued operations for each of the years then ended.

      (3) The net loss per common share gives effect to the conversion to common stock of all Class B Preferred Stock outstanding.

VILLAGEWORLD.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998



NOTE F - FIXED ASSETS

Fixed assets consist of the following:


                                                                       Life
Furniture and fixtures                                 $ 23,921        5-7 years
Internet equipment                                      305,183        5 years
Office equipment                                         78,903        5-7 years
Auto                                                      4,393        5 years
                                                       --------

                                                        412,400
Less accumulated depreciation and  amortization          87,115
                                                       --------
                                                       $325,285
                                                       ========


NOTE G - INTANGIBLE ASSETS

Intangible assets at cost, are amortized using the straight-line method and consist of the following:


                                                            Life
Goodwill                              $    2,835,173        10 years
Trademark costs                                1,179        15 years
                                      --------------

                                           2,836,352
Less accumulated amortization                142,100
                                      --------------
                                      $    2,694,252
                                      ==============

NOTE H - NOTE PAYABLE

The Company has a revolving line of credit with a bank providing for a maximum borrowing of $200,000. Interest is payable monthly at prime plus two percent, maturing April 30, 2000. This credit line is secured by the Company's assets and guaranteed by certain stockholders of the Company.


NOTE I - LOANS PAYABLE

The Company has a note payable, dated August 1,1996, to a related party. The outstanding balance is $208,741, which bears interest at a rate of five percent per annum. Principal and interest payments are due on a quarterly basis, equal to ICS's pre-tax income. Quarterly payments are $2,000. This note is due and payable on May 1, 2002. As of December 31, 1999 no payments have been made on this loan. Interest of $32,089 has accrued on this note. In addition the Company has received from this same related party working capital advances amounting to $359,144 as of December 31, 1999. No interest has been accrued on these advances. These loans have been subordinated to the bank credit line.

VILLAGEWORLD.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


NOTE J - COMMITMENTS

1.) Operating leases:

The Company leases office locations under various operating leases which expire between December 2000 and March 2002. Future minimum rental payments as of December 31, 1999 are as follows:

                         Year Ending
                         December 31,         Amount
                         ------------         ------
                         2000               $  90,800
                         2001                  71,400
                         2002                  11,500
                                            ---------
                                            $ 173,700
                                            =========

Additionally, the Company remains obligated under an operating lease for a store that was sold by its predecessor to a third party in 1998, in the event that the acquirer defaults on the lease. The lease expires in October 2005 and requires monthly payments of $4,666 through October 2001 and $5,086 through October 2005. At December 31, 1999, the Company has not been informed that the lease is in default.

Rent expense for the years ended December 31, 1999 and December 31, 1998 was $35,499 and $18,738, respectively.


2.) Employment agreement:

The Company has an employment agreement with the President of the Company which provides for compensation at the rate of $50,000 per year. This amount may be increased annually by the Board of Directors up to a maximum of $125,000 per year, provided there is an additional employee(s), designated by two members of the Board, added to the company's payroll who will be paid an annual salary equal to any excess amount over $50,000 per year paid to the President (see Note
P).

NOTE K - INCOME TAXES


The provision (credit) for income taxes consists of:

                                      1999            1998
                                      ----            ----
Current:
         Federal                 $  (143,700)       $ 14,000
         State                        (1,000)          8,300
Deferred:
         Federal                       8,700           6,700
         State                         4,100           2,400
                                 -----------        --------

Total                            $  (131,900)       $ 31,400
                                 ===========        ========

VILLAGEWORLD.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


NOTE K - INCOME TAXES (CONTINUED)


A reconciliation of the federal statutory rate to the Company's effective tax rate is as follows:

Federal statutory rate                         $(478,800)        $ 36,700
Federal statutory rate differential               21,800          (12,500)
State taxes, net of federal benefit             (116,100)           7,000
Items providing no carryforward benefit          441,200                0
                                               ---------         --------

Total                                          $(131,900)        $ 31,200
                                               =========         ========

As of December 31, 1999, the Company has net operating loss carryforwards of approximately $481,000 for tax purposes, which will be available to offset future taxable income. If not used, these carryforwards will expire through 2019.


Deferred income taxes reflect the net tax effects of a net operating loss. Significant components of the Company's deferred tax asset at December 31, consists of the following:

                                                  1999              1998
                                               ---------         ---------
Deferred tax assets:
      Net operating loss carryforwards         $ 481,000         $ 105,300
      Loss carry forward utilization                   0           (22,300)
      Valuation allowance for deferred assets   (424,300)          (26,300)
                                               ---------         ---------
                                                  56,700            56,700
Deferred tax liabilities:
      Property and equipment                     (28,300)           (8,900)
                                               ---------         ---------

Net deferred tax asset                         $  28,400         $  47,800
                                               =========         =========

NOTE L - EMPLOYEE BENEFIT PLAN

The Company has a savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the plan, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. The Company matches one third of each employee's contributions to a maximum matching contribution of 2% of the employee's earnings. The Company's pension expense was $7,640 and $845 for the years ended December 31, 1999 and 1998, respectively.

VILLAGEWORLD.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


NOTE M - COMMON STOCK

1.) Stock options:

Neither VillageNet nor ICS has granted any stock options to its employees. At July 1, 1999, 33,780 options granted by the Company's predecessor were outstanding. These options remain outstanding at December 31, 1999 as follows:

      (a) 1998 Performance Equity Plan:

The Company's 1998 Performance Equity Plan (the "1998 Plan") provides for the issuance of up to 400,000 shares of common stock to employees, officers, directors and consultants. The awards may consist of incentive stock options, nonqualified options, restricted stock awards, deferred stock awards, stock appreciation rights and other awards as described in the 1998 Plan. Vesting periods are determined by the board of directors.

At December 31, 1999, options for 175,000 shares of common stock were available for future grant under the 1998 Plan.


      (b) 1996 Performance Equity Plan:

The Company's 1996 Performance Equity Plan (the "1996 Plan") provides for the issuance of awards of up to 70,000 shares of common stock to employees, officers, directors and consultants. The awards, which generally vest over four years, may consist of incentive stock options, nonqualified options, restricted stock awards, deferred stock awards, stock appreciation rights and other awards as described in the 1996 Plan. At December 31, 1999, the Company has reserved 62,012 shares of common stock for issuance under the 1996 Plan.

The following table summarizes information about stock options outstanding and exercisable at December 31, 1999:

                                  Number                            Number      Expiration
          Grant Date           Outstanding     Exercise Price     Exercisable      Date
                               -----------     --------------     -----------      ----
           3/31/99                10,000         $  0.9375             10,000     3/30/09
           4/22/98                   480            3.125                 120     4/21/08
           3/31/98                 8,000            4.6875              8,000     3/30/08
           12/15/97                2,100           10.00                1,050     12/15/07
           3/31/96                 3,000           20.00                3,000     3/30/06
           3/31/97                10,000           26.875              10,000     3/30/07
           7/11/96                   200           42.30                  200     7/10/06
                                  ------                               ------

                                  33,780                               32,370
                                  ======                               ======
  Weighted-average
  exercise price                  $12.04                               $12.20
                                  ======                               ======

At December 31, 1999, options for 28,232 shares of common stock were available for future grant under the 1996 Plan.

      (c) In May 1999, management of the Company's predecessor made a grant of 50,000 five year options, outside of any of our Performance Equity Plans, to Mark Weinreb. These options have an exercise price ranging from $0.48 to $1.00.

VILLAGEWORLD.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


NOTE M - COMMON STOCK (CONTINUED)


2.) Warrants

      As at December 31, 1999, the following warrants were outstanding:

                                       Shares Reserved
                                        For Issuance      Exercise Price        Expiration Date
                                        ------------      --------------        ---------------
     Class A Warrants                      481,250            $12.50            May 7, 2000
     Placement Agent Warrants               15,000            $25.00            December 30, 2002
     Placement Agent Warrants               25,000            $6.5625           December 30, 2002
     Other Warrants                          4,000          $5.00-$8.75         April 30, 2003


NOTE N - PREFERRED STOCK

On December 30, 1999, the Company completed a private placement in which it received net proceeds of $1,330,056 less the repayment of $600,000 of bridge financing notes owed by the Company, through the sale of 15,800 shares of Class C preferred stock. In lieu of interest owed on the bridge loans, 189,359 shares of common stock were issued to the debt holders.

The bridge loan financing which preceded the private placement including warrants to purchase 375,000 shares of the Company's common stock. These warrants had a fair value at the time of issuance of $475,000, recognition of which reduced the stated value of the debt principle to $125,000. When the bridge loans were repaid from the proceeds of the private placement, the resulting additional(imputed) interest expense of $475,000 was recognized.


The preferred stock accrues dividends at the rate of 6% per annum, payable in cash or in shares of common stock at the election of the Company on the date the preferred stock is converted into shares of common stock. The preferred stock and dividends accrued are convertible into shares of the Company's common stock by dividing the $100 purchase price for each Class C Preferred share by the lower of $1.404, or an amount equal to a discount, ranging from 75% to 82 -1/2% (depending on the time the holder elects to convert) from the average of the closing bid prices for the Company's common stock during the five trading days prior to the holders election to convert. The amount of such discount may be increased if the Company has not registered, under the Securities Act, the common stock into which the Class C Preferred shares are convertible, for public sale by May 26, 2000.

Due to the beneficial conversion feature of the preferred stock, the Company recorded a charge of $276,500 to retained earnings (accumulated deficit) on December 31, 1999, with a credit of like amount to additional paid-in capital.

VILLAGEWORLD.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998



NOTE O - FOURTH QUARTER ADJUSTMENTS (UNAUDITED)

      In accordance with Accounting Principles Board Opinion No. 30 and Financial Accounting Standard No. 38, the loss from discontinued operations incurred by the Company's predecessor has been accrued at June 30, 1999. Such loss, in the amount of $965,374 had not been accrued when the Company reported its second quarter Form 10-QSB. Accordingly under the appropriate reporting no loss from discontinued operations would have been presented at September 30, 1999. Such amount was previously reported as $531,238.

Certain other items including stock-based severance compensation and a portion of the additional interest expense related to the bridge loan have also been corrected. In addition, $461,250 of additional stock-based merger related costs have been identified and added to goodwill. Lastly the Company has downwardly revised their estimate of the useful life of goodwill from 15 to ten years.

Had the above accounting been followed at September 30, 1999 the results of operations for the nine and three months ended September 30, 1999 would have shown the following (amounts that were reported are shown for comparison):

                                                 September 30, 1999                 September 30, 1999
                                               As originally reported                  As corrected
                                               ----------------------                  ------------
                                           Nine Months       Three Months       Nine Months         Three Months
                                           -----------       ------------       -----------         ------------
Amortization of goodwill                    $  39,565         $  39,565         $    70,879         $    70,879
Interest expense                               14,020            12,736             106,520             105,236
Other items of continuing operations          922,545           739,101           1,086,528             903,084
                                            ---------         ---------         -----------         -----------
Total costs and expenses from
continuing operations                         976,130           791,402           1,263,927           1,079,199

Loss from discontinued operations            (531,238)         (531,238)                  0                   0
                                            ---------         ---------         -----------         -----------
Net loss                                    $(632,846)        $(626,026)        $  (389,405)        $  (382,585)
                                            =========         =========         ===========         ===========

Per share data:
Continuing operations                       $   (0.01)        $   (0.01)        $     (0.05)        $     (0.02)
Discontinued operations                         (0.06)            (0.03)                N/A                 N/A
                                            ---------         ---------         -----------         -----------
Net loss                                    $   (0.07)        $   (0.04)        $     (0.05)        $     (0.02)
                                            =========         =========         ===========         ===========

The per share data above does not give effect to the conversion of the Class B Preferred Stock.


NOTE P - SUBSEQUENT EVENT (UNAUDITED)

On March 28, 2000, the Company signed a letter of intent with Millenium Development Group, LLC ("MDG"), an investment group, whereby MDG proposed to purchase 500,000 shares of the Company's common stock and 500,000 five year warrants, with an exercise price of $1.90 per share, for $500,000. This investment in common stock and warrants would be subject to certain restrictions on the trading of the common stock purchased. In addition, MDG proposed to purchase for $2,500,000 an additional 2,500,000 shares of common stock with an equal number of five year warrants, at various exercise levels. This investment will be subject to a 45 day due diligence period by MDG of the Company, during which time the Company would agree not to raise capital from any other sources.

VILLAGEWORLD.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998


NOTE P - SUBSEQUENT EVENT (UNAUDITED) (CONTINUED)

In January and February 2000 the Company issued an aggregate of 1,020,120 shares of its common stock to twelve persons who elected to convert their shares of the Company Class C preferred stock into common stock. Such shares were converted based on the conversion formulas in the designation of preferences for the Class C preferred stock.

In February 2000 the Company issued 11,111 shares of its common stock to an attorney in payment of $10,000 for legal services rendered by such attorney for the Company.

In February 2000 the Company granted five-year warrants to four persons to purchase an aggregate of 152,000 shares of the Company's common stock at an exercise price of $0.01 per share for the following services:

      (1) to one person, for acting as a public spokesman for the Company, a warrant to purchase 70,000 shares;

      (2) To PHD and MFC Marketing, Inc. for arranging the transaction with the spokesman, warrants to purchase an aggregate of 80,000 shares; and

      (3) to one person for legal services provided in such transaction, a warrant to purchase 2,000 shares.

In March 2000 the Company issued an aggregate of 105,000 shares of its common stock to three persons in settlement of their claims against the Company arising from the Company's discontinued bagel franchising operations.

On March 13, 2000, the Company entered into a memorandum of understanding with Mr. Robert Appel pursuant to which he became our Chief Executive Officer. The memorandum provides for employment on a full-time basis and contains provisions that Mr. Appel will not compete or engage in a business competitive with our current or anticipated business until twelve months after the termination of his agreement. The memorandum provides for a base salary of $75,000 per annum and we have granted him a five-year option to purchase 300,000 shares of our common stock at an exercise price of $.01 per share and vesting rights being negotiated.

                      INTELLIGENT COMPUTER SOLUTIONS, INC.
                                 BALANCE SHEETS


                                                                June 30, 1999     December 31, 1998
                                                                -------------     -----------------
ASSETS
Cash                                                              $   69,552          $  186,638
Accounts Receivable                                                  651,086           1,068,215
Inventories                                                           47,189             477,017
Due from Affiliates                                                  277,791             283,115
Prepaid Expenses                                                      39,385              12,058
                                                                  ----------          ----------

     Total Current Assets                                          1,085,003           2,027,043

Fixed assets, net of accumulated depreciation                         61,278              49,513
Security Deposits                                                     12,883               6,270
                                                                  ----------          ----------


     TOTAL                                                        $1,159,164          $2,082,826
                                                                  ==========          ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
Note Payable                                                      $   80,000          $     --
Current Portion of Long-Term Debt                                     24,453              21,971
Accounts Payable                                                     281,641           1,030,430
Accrued Expenses                                                      44,132             112,996
Income Taxes Payable                                                                     195,575
Due to Affiliate                                                     315,426             305,325
Other Current Liabilities                                             26,659              48,200
                                                                  ----------          ----------

     Total Current Liabilities                                       772,311           1,714,497

Note Payable - Related Parties                                       176,652             176,652
Deferred Taxes Payable                                                 6,600               6,600
                                                                  ----------          ----------

     Total Liabilities                                               955,563           1,897,749
                                                                  ----------          ----------

Stockholders' Equity
Preferred stock - no par value, Authorized - 100 shares,
Issued and outstanding 40 shares                                       2,000               2,000
Common stock - no par value, Authorized - 2000 shares,
Issued and outstanding - 1000 shares                                   1,000               1,000
Retained Earnings                                                    200,601             182,077
                                                                  ----------          ----------

     Total Stockholders' Equity                                      203,601             185,077
                                                                  ----------          ----------

     TOTAL                                                        $1,159,164          $2,082,826
                                                                  ==========          ==========

    The accompanying notes are an integral part of the financial statements.

                      INTELLIGENT COMPUTER SOLUTIONS, INC.
                   STATEMENTS OF INCOME AND RETAINED EARNINGS


                                                          Six Months Ended
                                                 ----------------------------------
                                                 June 30, 1999        June 30, 1998
                                                 -------------        -------------
REVENUES:
Hardware sales                                    $ 1,221,842          $ 1,375,152
Installation services                                 308,635              453,712
Other                                                 166,553               80,375
                                                  -----------          -----------
     Total Revenues                                 1,697,030            1,909,239
                                                  -----------          -----------


COSTS AND EXPENSES:
Cost of sales                                       1,096,110            1,426,763
Selling, general and administrative                   552,047              462,771
Interest expense                                       11,349                9,294
Equity loss                                              --                    332
                                                  -----------          -----------

     Total costs and expenses                       1,659,506            1,899,160
                                                  -----------          -----------

Income before provision for income taxes               37,524               10,079

Provision for income taxes                             19,000                2,400
                                                  -----------          -----------

Net income                                             18,524                7,679

Retained Earnings (Deficit) - Beginning               182,077              (64,682)
                                                  -----------          -----------

Retained Earnings (Deficit) - Ending              $   200,601          $   (57,003)
                                                  ===========          ===========

    The accompanying notes are an integral part of the financial statements.

                      INTELLIGENT COMPUTER SOLUTIONS, INC.
                            STATEMENTS OF CASH FLOWS


                                                              June 30, 1999     December 31, 1998
                                                              -------------     -----------------
Cash Flows From Operating Activities:
Net income                                                      $  26,524           $ 246,759
                                                                ---------           ---------

Adjustments to reconcile net income to net cash
     (used) provided by operating
     activities:
     Depreciation                                                   8,848              20,944
     Deferred Tax Expense                                                               6,600
     Loss from Operations of Affiliate                                                    332
(Increase) decrease in:
     Accounts Receivable                                          417,129            (857,676)
     Inventory                                                    429,828            (428,575)
     Other Current Assets                                         (35,327)             (9,875)
Increase (decrease) in:
     Accounts Payable                                            (817,653)            821,106
     Accrued Expenses                                                                  85,309
     Income Taxes Payable                                        (195,575)            195,575
     Other Current Liabilities                                    (21,541)             48,200
                                                                ---------           ---------

     Total adjustments                                           (214,291)           (118,060)
                                                                ---------           ---------

     Net Cash (Used) Provided by Operating Activities            (187,767)            128,699
                                                                ---------           ---------

Cash Flows From Investing Activities:
     Purchase of Fixed Assets                                     (20,613)            (20,515)
     (Increase) in Security Deposits                               (6,613)
     Decrease (Increase) in Due from Affiliate                      5,325              44,858
                                                                ---------           ---------

     Net Cash  (Used) Provided by Investing Activities            (21,901)             24,343
                                                                ---------           ---------

Cash Flows From Financing Activities:
     Proceeds from long-term debt                                   2,482               9,458
     Note Payable                                                  80,000             (50,000)
     Issuance of Preferred Stock                                                        2,000
     Increase in Due to Affiliates                                 10,100              65,051
                                                                ---------           ---------

     Net Cash Provided by Financing Activities                     92,582              26,509
                                                                ---------           ---------

Net (decrease) increase in cash                                  (117,086)            179,551
     Cash - Beginning                                             186,638               7,087
                                                                ---------           ---------

     Cash - Ending                                              $  69,552           $ 186,638
                                                                =========           =========

Supplemental Information:

     Taxes Paid                                                 $ 230,875           $     325
     Interest Paid                                                  9,108              15,699


    The accompanying notes are an integral part of the financial statements.

                      INTELLIGENT COMPUTER SOLUTIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 JUNE 30, 1999


(NOTE A)-         THE COMPANY AND BASIS OF PRESENTATION

                  The Company is a full service system integration firm specializing in high-end computer networking infrastructures, internet solutions, and Local and Wide Area Network installations. The Company markets its services throughout the United States.

                  The information herein is unaudited. However, in the opinion of management, such information reflects all adjustments (consisting only of normal recurring accruals) necessary to make the financial statements not misleading. Additionally, it should be noted that the accompanying financial statements do not purport to contain complete disclosures in conformity with generally accepted accounting principles.

                  The results of operations for the three and six months ended June 30, 1999 are not necessarily indicative of the results of operations for the full year ending December 31, 1999.


(NOTE B)-         MERGER

                  On July 1, 1999, the Company was acquired by Village Net, Inc. ("Village Net") and merger with Big City Bagels, Inc. ("Big City"), for 8.6 million shares of Common Stock and 508,152 shares of Class B Preferred Stock.

                  The transaction will be accounted for as an acquisition of Big City and the Company by Village Net as the former shareholders of Village Net own a majority of the shares of the combined companies as of the completion of the transaction. In addition, as Big City is discontinuing its bagel business, the reverse acquisition of Big City will be treated as a purchase with the issuance of common stock and options to purchase common stock to the pre-merger shareholders and option holders of Big City in exchange for the net assets of Big City, valued at fair value of the net assets acquired and to be sold. The acquisition of the Company will be accounted for as a purchase with the securities issued as consideration for the Company valued at $2,577,524 based on the opinion of an independent appraiser

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
INTELLIGENT COMPUTER SOLUTIONS, INC.
Bohemia, New York


We have audited the accompanying balance sheets of Intelligent Computer Solutions, Inc. as of December 31, 1998 and 1997 and the related statements of income and retained earnings (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material aspects, the financial position of Village Net, Inc. as of December 31, 1998 and 1997 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ WEISBERG, LESK, & KAMPFER, LLP
    HUNTINGTON, NEW YORK


May 10, 1999
Except for Note 9
Which is May 21, 1999

                      INTELLIGENT COMPUTER SOLUTIONS, INC.

                                 BALANCE SHEETS


                                                   December 31, 1998   December 31, 1997
                                                   -----------------   -----------------
                                                                           restated
ASSETS
Cash                                                   $  186,638           $  7,087
Accounts Receivable                                     1,068,215            210,539
Inventories (Note 2)                                      477,017             48,442
Due from Affiliates (Note 3)                              283,115            327,973
Prepaid Expenses                                           12,058              2,183
                                                       ----------           --------
    Total Current Assets                                2,027,043            596,224

Fixed assets, net of accumulated depreciation              49,513             49,942
Investment in Affiliate (Note 3)                               --                332
Security Deposits                                           6,270              6,270
                                                       ----------           --------
    TOTAL                                              $2,082,826           $652,768
                                                       ==========           ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Note Payable                                           $       --           $ 50,000
Current Portion of Long-Term Debt (Note 4)                 21,971             12,513
Accounts Payable                                        1,030,430            209,324
Accrued Expenses                                          112,996             27,687
Income Taxes Payable (Note 5)                             195,575                 --
Due to Affiliate (Note 3)                                 305,325            240,274
Other Current Liabilities                                  48,200                 --
                                                       ----------           --------
    Total Current Liabilities                           1,714,497            539,798

Note Payable -- Related Parties (Note 4)                  176,652            176,652
Deferred Taxes Payable (Note 5)                             6,600                 --
                                                       ----------           --------
    Total Liabilities                                   1,897,749            716,450
                                                       ----------           --------

Stockholders' Equity (Deficiency)
Preferred stock (Note 7) -- no par value,
  Authorized -- 100 shares, Issued and
  outstanding 40 shares                                     2,000                 --
Common stock -- no par value, Authorized --
  2000 shares, Issued and outstanding --
  1000                                                      1,000              1,000
Retained Earnings (Deficit)                               182,077            (64,682)
                                                       ----------           --------
    Total Stockholders' Equity (Deficiency)               185,077            (63,682)
                                                       ----------           --------
    TOTAL                                              $2,082,826           $652,768
                                                       ==========           ========

       See Independent Auditors' Report and Notes to Financial Statements

                      INTELLIGENT COMPUTER SOLUTIONS, INC.

              STATEMENTS OF INCOME AND RETAINED EARNINGS (DEFICIT)

                                          December 31, 1998   December 31, 1997
                                          -----------------   -----------------
                                                                 restated
REVENUES:
Hardware sales                               $4,433,899          $3,936,225
Installation services                         1,281,821           1,682,479
Other                                           368,931             221,471
                                             ----------          ----------
    Total Revenues                            6,084,651           5,840,175
                                             ----------          ----------

COSTS AND EXPENSES:
Cost of sales                                 4,619,271           5,031,473
Selling, general and administrative           1,007,364             745,069
Interest expense                                 25,157              11,720
                                             ----------          ----------
    Total costs and expenses                  5,651,792           5,788,262
                                             ----------          ----------

Income before provision for income taxes        432,859              51,913

Provision for income taxes                      186,100                 325
                                             ----------          ----------

Net income                                      246,759              51,588

Accumulated Deficit -- Beginning                (64,682)           (116,270)
                                             ----------          ----------
Retained Earnings (Deficit) -- Ending        $  182,077          $  (64,682)
                                             ==========          ==========

       See Independent Auditors' Report and Notes to Financial Statements

                      INTELLIGENT COMPUTER SOLUTIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                       December 31, 1998   December 31, 1997
                                                       -----------------   -----------------
                                                                               restated

Cash Flows From Operating Activities:
Net income                                                  $ 246,759           $  51,588

Adjustments to reconcile net income to net cash
  (used) provided by operating activities:
  Depreciation                                                 20,944              19,514
  Deferred Tax Expense                                          6,600                  --
  Loss from Operations of Affiliate                               332                 168
(Increase) decrease in:
  Accounts Receivable                                        (857,676)            383,003
  Estimated Earnings in Excess of Billings                         --              26,312
  Inventory                                                  (428,575)            266,984
  Prepaid Expenses                                             (9,875)             (2,183)
Increase (decrease) in:
  Accounts Payable                                            821,106            (721,725)
  Accrued Expenses                                             85,309                 890
  Income Taxes Payable                                        195,575                  --
  Sales Tax Payable                                                --                (115)
  Other Current Liabilities                                    48,200              (5,350)
                                                            ---------           ---------
  Net Cash Provided by Operating Activities                   128,699              19,086
                                                            ---------           ---------

Cash Flows From Investing Activities:
  Purchase of Fixed Assets                                    (20,515)            (36,479)
  (Increase) in Security Deposits                                  --              (6,270)
  Decrease (Increase) in Due from Affiliate                    44,858            (269,830)
                                                            ---------           ---------
  Net Cash Provided (Used) by Investing Activities             24,343            (312,579)
                                                            ---------           ---------

Cash Flows From Financing Activities:
  Note Payable                                                  9,458               8,833
  Line of Credit                                              (50,000)             50,000
  Issuance of Preferred Stock                                   2,000                  --
  Increase in Due to Affiliates                                65,051             240,274
                                                            ---------           ---------
  Net Cash Provided by Financing Activities                    26,509             299,107
                                                            ---------           ---------
Net increase in Cash                                          179,551               5,614
  Cash -- Beginning                                             7,087               1,473
                                                            ---------           ---------
  Cash -- Ending                                            $ 186,638           $   7,087
                                                            =========           =========

Supplemental Information:
  Taxes Paid                                                $     325           $     325
  Interest Paid                                                15,699               8,020

       See Independent Auditors' Report and Notes to Financial Statements

                      INTELLIGENT COMPUTER SOLUTIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


NOTE 1 - ORGANIZATION

The Company was incorporated on October 21, 1994 pursuant to the provisions of the State of New York. On August 1, 1996 Peter Keenan purchased 510 shares of the Company's stock, which represents a 51% ownership interest in the Company. The Board of Directors also named him President of the Company.

The Company is a full service system integration firm specializing in high-end computer networking infrastructures, internet solutions, and Local and Wide Area Network installations. The Company markets its services throughout the United States.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies followed by the Company, as summarized below, are in conformity with generally accepted accounting principles.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined on the first-in, first-out basis.

Fixed Assets

Fixed assets are stated at cost. Depreciation is computed using accelerated and straight-line methods over the estimated useful lives of the related assets. Maintenance, repairs and minor renewals are charged to expense when incurred. Replacements and major renewals are capitalized.

Income Taxes

The Company and its stockholders' were previously taxed as a small business under the provisions of Section 1362 of the Internal Revenue Code and the applicable provision for the New York State Corporation tax code. Effective January 1, 1998 the Company terminated its election to be treated as a small business corporation and therefore will record its state and federal tax liability in accordance with Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes".

Deferred taxes payable are recorded for temporary differences between the recognition of income and expense for tax and financial reporting purposes, using current tax rates. Temporary differences result principally from reporting accelerated depreciation over the straight-line method of depreciation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that effect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company's financial instruments include cash and cash equivalents, notes receivable from related parties, notes payable to related parties. The carrying amount of these financial instrument have been estimated by management to approximate fair value.

                      INTELLIGENT COMPUTER SOLUTIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Restatement

The Company has restated its equity investment in Intelligent Computer Solutions Network Systems, Inc. The Company has reduced its investment to the amount actually invested for the year ended December 31, 1998.


NOTE 3 - RELATED PARTY TRANSACTIONS

A) During the year ended December 31, 1998 and 1997, the had sales to a related party of approximately $10,500 and $13,500 respectively. The Company had purchases from this related party of $12,000 for the year ended December 31, 1998.

B) On December 31, 1997 the Company acquired a 50% interest in the outstanding common stock of Intelligent Computer Solutions Network Systems, Inc. During 1998 as a result of additional shares being issued, the Company's equity interest was reduced to 35% of the outstanding common stock. The investment is accounted for using the equity method. The carrying value of this investment was $ 0 and $ 300 at December 31, 1998 and 1997, respectively.


NOTE 4 - NOTES PAYABLE

The Company has a note payable, dated August 1,1996, to a related party. The outstanding balance is $176,651, which bears interest at a rate of five percent per annum. Principal and interest payments are due on a quarterly basis beginning August 1, 1997, equal to the Company's net profit before taxes. In no event shall such quarterly payments be less than $2,000. This note is due and payable on May 1, 2002. As of December 31, 1997 no payments have been made to the related party. Interest of approximately $9,5000 and $8,800 has been accrued for the years ended December 31, 1998 and 1997, respectively.


NOTE 5 - INCOME TAXES

The provision for income taxes at December 31, 1998 consists of:

Current:
       Federal                                                          $133,100
       State                                                              46,400
Deferred:
       Federal                                                             4,900
       State                                                               1,700
                                                                        --------
       Total                                                            $186,100
                                                                        ========

                      INTELLIGENT COMPUTER SOLUTIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


NOTE 5 - INCOME TAXES (CONTINUED)

A reconciliation of the federal statutory rate to the Company's effective tax rate follows:

Federal statutory rate                                                $ 157,200
Federal statutory rate differential                                      (4,500)
State taxes, net of federal benefit                                      33,400
                                                                      ---------

         Total                                                        $ 186,100
                                                                      =========


Deferred tax liabilities:
Property and equipment                                                $   6,600
                                                                      =========


NOTE 6 - COMMITMENTS AND CONTINGENCIES

A) The Company occupies its present office and warehouse space under a five-year lease expiring March 31, 2002. The terms of the lease require minimum annual rent of $33,000 and increases annually at the rate of four percent per year on each anniversary date of the lease.


Minimum future rental commitments under operating leases are payable as follows:

               Year                                                       Amount
               ----                                                       ------
               1999                                                     $ 40,000
               2000                                                       41,000
               2001                                                       40,000
               2002                                                       10,000
                                                                        --------

Total minimum future rental commitments                                 $131,000
                                                                        ========

B)   The Company leases a vehicle under an operating lease through April 2000.

C) The Company has an employment agreement with the President of the Company which provides for compensation at the rate of $ 50,000 per year. This amount may be increased annually by the Board of Directors up to a maximum of $ 125,000 per year, provided there is an additional employee(s), designated by two members of the Board, added to the Company's payroll who will be paid an annual salary equal to any excess amount over $ 50,000 per year paid to the President.


NOTE 7 - PREFERRED STOCK

On January 1, 1998 the Company authorized 100 shares of no par value preferred stock. The preferred stock is convertible into shares of common stock at the conversion rate of one to one.

                      INTELLIGENT COMPUTER SOLUTIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


NOTE 8 - PENSION PLAN

The Company maintains a tax qualified IRC section 401(k) retirement plan for all qualified employees. The employees may contribute a maximum amount of 15% of their gross wages to the plan. The Company contributes up to one-third of each employee's contributions to a maximum contribution of 2% of the gross wages for each employee participating in the plan. For the years ended December 31, 1998 and 1997 the annual pension expense was approximately $7,000 and $5,000, respectively.


NOTE 9 - SUBSEQUENT EVENT

On May 21, 1999, the Company and a related party, Village Net have signed an agreement for the acquisition by merger with Big City Bagels, Inc. The merger is subject to several conditions, including receipt of a fairness opinion from Heritage Capital Corp. and is expected to close in June 1999. Big City, founded in December 1992, operates and franchises upscale bagel/deli cafes under the registered trademark Big City Bagels.

The stockholders' of the Company and Village Net expects to exchange their stock for a combination of Common Stock and voting convertible preferred stock from the shareholders of Big City in an amount which, after conversion of preferred stock into Common Stock, will approximate 90% of the outstanding shares of the Common Stock following the transaction and conversion. Management of Big City will be assumed by the management of ICS and Village Net.

                     VillageWorld.com, Inc. and Subsidiaries
              Pro Forma Unaudited Condensed Statement of Operations
                      For the Year Ended December 31, 1999

The following pro forma unaudited condensed statements of operations for the year ended December 31, 1999, reflect the results of operations of Village Net and ICS, as if the acquisition of ICS by Village Net had occurred on January 1, 1999. As the Company is discontinuing its bagel business, the operations of the Company prior to the reverse acquisition by Village Net are discontinued and accordingly are not included in the pro forma statements of operations.

These pro forma unaudited condensed statements of operations should be read in conjunction with the notes thereto. The pro forma unaudited condensed statements of operations are not necessarily indicative of what the actual results of operations would have been had the transactions occurred on January 1, 1999, nor do they purport to indicate the results of future operations.

                    VILLAGEWORLD.COM, INC. AND SUBSIDIARIES

             Pro Forma Unaudited Condensed Statement of Operations
                      For the Year Ended December 31, 1999

                                                VillageWorld.com *       ICS
                                                Year ended December  January 1 -         Pro Forma           Pro Forma
                                                   31, 1999         June 30, 1999       Adjustments            Total
                                                 -----------         -----------        -----------         -----------
REVENUES:
Subscription services                            $   373,154                                 (6,000)(A)     $   367,154
Hardware sales                                       665,218           1,221,842                              1,887,060
Installation services                                 98,468             308,635                                407,103
Other                                                139,275             166,553               --               305,828
                                                 -----------         -----------        -----------         -----------
     Total Revenues                                1,276,115           1,697,030             (6,000)          2,967,145
                                                 -----------         -----------        -----------         -----------


COSTS AND EXPENSES:

Cost of sales                                        952,333           1,096,110             (6,000)(A)       2,042,443
Selling, general and administrative                  961,061             552,047           (178,750)(C)       1,334,358
Amortization of excess of cost over fair
value of net assets acquired                         141,758                                141,758 (B)         283,516
Interest expense, including $475,000
attributable to reduction in stated debt
principle arising from issuance of stock
purchase warrants                                    587,753              11,349               --               599,102
                                                 -----------         -----------        -----------         -----------

     Total costs and expenses                      2,642,905           1,659,506            (42,992)          4,259,419
                                                 -----------         -----------        -----------         -----------

Income (loss) from continuing operations

     before income taxes                          (1,366,790)             37,524             36,992          (1,292,274)

Provision (benefit) for income taxes                (131,900)             19,000               --              (112,900)
                                                 -----------         -----------        -----------         -----------

Income (loss) from continuing operations         $(1,234,890)        $    18,524        $    36,992         $(1,179,374)
                                                 ===========         ===========        ===========         ===========


Basic and diluted weighted average common
shares outstanding, giving effect to the
conversion to common stock of all Class B
Preferred Stock outstanding                                                                                      $(0.01)
                                                                                                            ===========

* Includes ICS for the period July 1, 1999 to December 31, 1999 as ICS was acquired by VillageWorld.com, Inc. on July 1, 1999.

                     VillageWorld.com, Inc. and Subsidiaries
              Notes to Pro Forma Unaudited Statement of Operations
                      For the Year Ended December 31, 1999

(A) To eliminate inter-company billings and expenses for the period January 1, 1999 to June 30, 1999.

(B) To reflect the amortization of goodwill over its estimated useful life of 10 years for the period January 1, 1999 to June 30, 1999.

(C) To eliminate the costs of the buy-out of the employment agreement of the former president of the Company, as this is a non-recurring item directly attributable to the acquisition.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

     Sections 721 through 726, inclusive, of the New York Business Corporation Law ("BCL") authorizes New York corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such person because of their being or having been officers or directors and to purchase and maintain insurance for indemnification of such officers and directors.

     Section 402(b) of the BCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit a director's personal liability to the corporation or to its shareholders for damages arising out of certain alleged breaches of their duties as directors. The BCL, however, provides that no such limitation of liability may affect a director's liability with respect to any of the following: (1) acts or omissions made in bad faith or which involved intentional misconduct or a knowing violation of law; (2) the declaration of dividends or other distributions or repurchase or redemption of shares in violation of the BCL; (3) the distribution of assets after dissolution or making of loans to directors in violation of the BCL; or (4) any transaction from which the director derived a financial profit or other advantage to which he was not legally entitled.

     The registrant's restated certificate of incorporation provides that the personal liability of the registrant's directors is eliminated to the fullest extent permitted by Section 402(b) of the BCL. In addition, the registrant's By-laws provide in substance that, to the fullest extent permitted by New York law, each director and officer shall be indemnified by us against reasonable expenses, including attorney's fees, and any liability which he or she may incur in connection with any action to which he or she may be made a party by reason of his or her being or having been a director or officer of the registrant's Company. The indemnification provided by the registrant's By-laws is not deemed exclusive of or in any way to limit any other rights which any person seeking indemnification may be entitled.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25.    Other Expenses of Issuance and Distribution

     The following table sets forth all estimated costs and expenses payable in connection with the sale of the common stock being registered hereby.

SEC registration fee....................................$ 1,280
*Legal fees and expenses................................$25,000
*Accounting fees and expenses............................$2,500
Legal fees to PHD's counsel as per Agreement............$10,000
*Miscellaneous...........................................$5,000

            Estimated Total.............................$43,780

*Estimated

Item 26.  Recent Sales of Unregistered Securities

    Set forth below is information regarding securities sold by us in the last three years that were not registered under the Securities Act.

    1. In December 1997, Perrin Holden and Development Capital Corp. ("PHD") acted as a placement agent for which services the Company granted PHD five year warrants to purchase 25,000 post reverse split shares of the Company's common stock at a post reverse split exercise price of $6.5625 per share and 15,000 post reverses split shares of the Company's common stock at a post reverse split exercise price of $25.00 per share.

     2. In 1998 the Company sold 265,000 shares of Class A preferred stock to accredited investors for an aggregate of $2,650,000.

     3. During December 1998 and February 1999, our Class A preferred stock was converted into 6,536,713 shares of the Company s common stock.

     4. In December 1997 the Company issued 69,300 post reverse split, (346,697 pre reverse split) shares of its common stock to one person as consideration for the purchase of a bagel store in New York City. In December 1998, 67,300 of such 69,300 post reverse split shares were contributed back to the Company, leaving 2,000 post reverse split shares issued in that transaction still outstanding.

     5. In February 1998 the Company issued 3,765 post reverse split shares (18,824 pre reverse split shares) as consideration for assignment of a lease.

     6. On June 24, 1998 the Company's Board of Directors declared a one-for-five reverse split of its common stock.

     7. In May, 1998, the company granted to three persons, for services rendered to the Company, five year warrants to purchase an aggregate of 4,000 shares of the Company s common stock at prices ranging from $1.00 to $1.75 per share.

     8. On July 1, 1999, the Company acquired two companies, ICS, and VillageNet, that were conducting the business now conducted by the Company, the installation of internet network systems and as an internet service provider. In that transaction, the Company issued to the stockholders of ICS and VillageNet an aggregate of 8,619,466 shares of the Company's common stock and 508,152 shares of our Class B preferred stock which are convertible at the holder's options into an aggregate of 70,124,976 additional shares of the Company's common stock. Such transaction was arranged by PHD who received warrants to purchase 500,000 shares of the Company's common stock at an average exercise price of $.06775, which were later exchanged by PHD for 360,000 shares of the Company's common stock (see paragraph 12 below).

     9. In the summer and fall of 1999 PHD arranged for an aggregate of $600,000 to be loaned to the Company. The Company issued notes to the lenders and granted them warrants to purchase 375,000 shares of common stock at an exercise price of $0.75 per share. On December 30, 2000 the lenders and the Company exchanged all those warrants we granted for such $600,000 loan, and the lenders waived the payment of the interest then accrued on such notes, for an aggregate of 189,359 shares of the Company's common stock. (See paragraph 12 below).

     10. In December 1999 the Company sold 15,800 shares of its Class C preferred stock to 19 accredited investors for an aggregate of $1,580,000. Part of such $1,580,000 raised consisted of the $600,000 promissory notes referred to in paragraph 8 above, which were used to buy 60 Class C preferred shares.

     11. PHD acted as placement agent for which services the Company paid PHD $158,000, reimbursed PHD for its expenses and issued 94,800 shares of the Company's common stock to PHD.

     12. In December 1999 the Company issued (a) 360,000 shares of its common stock to PHD in exchange for the 500,000 warrant (referred to in paragraph 8 above) held by PHD to purchase shares of the Company's common stock; (b) 189,359 shares of its common stock to five persons in exchange for their warrants (referred to in paragraph 9 above) to purchase 375,000 shares of the Company's common stock and for such persons waiving payment of the accrued interest on the $600,000 of promissory notes held by them, and (c) 51,455 shares to PHD in exchange for the warrant (referred to in paragraph 9 above) to purchase 90,000 shares of the Company's common stock.

     13. In January and February 2000 the Company issued an aggregate of 1,020,120 shares of its common stock to twelve persons who elected to convert their shares of the Company Class C preferred stock into common stock. Such shares were converted based on the conversion formulas in the designation of preferences for the Class C preferred stock.

     14. In February 2000 the Company issued 11,111 shares of its common stock to an attorney in payment of $10,000 for legal services rendered by such attorney for the Company.

     15. In February 2000 the Company granted fiveyear warrants to four persons to purchase an aggregate of 152,000 shares of the Company's common stock at an exercise price of $0.01 per share for the following services:

         (1) to one person, for acting as a public spokesman for the Company, a warrant to purchase 70,000 shares;

         (2) To PHD and MFC Marketing, Inc. for arranging the transaction with the spokesman, warrants to purchase an aggregate of 80,000 shares; and

         (3) to one person for legal services provided in such transaction, a warrant to purchase 2,000 shares.

     16. In March 2000 the Company issued an aggregate of 150,000 shares of its common stock to seven persons in settlement of their claims against the Company arising from the Company's discontinued bagel franchising operations.

     17. In April 2000 the Company sold 666,667 shares of its common stock to one accredited investor and issued a five year warrant to purchase 666,667 shares of our common stock at an exercise price of $1.00 per share for an an aggregate purchase price of $500,000. For arranging such transaction, the Company issued a five year warrant to PHD to purchase 5,000 shares of our common stock at an exercise price of $1.00 per share.

     18. At various times from 1996 to the date of this prospectus, the Company granted options to its employees, consultants and directors under its Stock Option Plan, to purchase an aggregate of 143,780 shares of the Company's common stock at prices ranging from $0.9375 to $42.50 per share.

     19. All of the foregoing issuances, grants and exchanges were exempt from the registration requirements of the Securities Act for the following reasons:

         (1) with respect to the transactions described in paragraphs numbered 2 and 10 above, pursuant to the provisions of Rule 506 of Regulation D under the Securities Act, as sales only to accredited investors;

         (2) with respect to the transactions described in paragraphs numbered 1, 4, 5, 7, 8, 9, 11, 14, 15, 16, 17 and 18 above, pursuant to the provisions of Section 4(2) of the Securities Act as Transactions not involving a public offering;

         (3) With respect to the transactions described in paragraph 3, 6, 12 and 13 above, pursuant to the provisions of Section 3(a)(9) of the Securities Act, because such transaction were exchanges of securities by the issuer with its existing security holders exclusively where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange; and

         (4) with respect to actions described in paragraph 6 above, in addition to the reasons already given, because no sales of securities were involved.

Item 27.    Exhibits and Financial Statement Schedule

Exhibit
Number
-------
 3.1                    Restated Certificate of Incorporation (1)
 3.2                    Amendment to Certificate of Incorporation filed December 29, 1999 (2)
 3.3                    Amendment to Certificate of Incorporation filed December 31, 1999 (2)
 3.4                    Bylaws of the Company, as amended (4)
 4.1                    Form of common stock certificate(1)
 4.2                    Form of Class A Warrant (1)
 4.3                    Form of Class B preferred stock certificate(*)
 4.4                    Form of Class C preferred stock certificate (*)
10.4                    Employment Agreement by and between the Company and Peter Keenan(6)
10.5                    1996 Performance Equity Plan (1)
10.6                    1998 Performance Equity Plan (3)
16                      Letter on change in certifying accountants (5)
24                      Power of attorney (included in signature page to Registration Statement)

*  Filed herewith


(1) Filed with the Company's Registration Statement on Form SB-2 (No. 333-2154) declared effective on May 7, 1996 and incorporated by reference.

(2) Filed with the Company's Form 8-K filed on December 30,1999 and incorporated by reference.

(3) Filed with the Company's Form S-8 (Reg. No. 333-80373) filed with the Commission on June 10, 1999 and incorporated by reference.

(4) Filed with the Company's Form 10-KSB (No. 000-28058) on March 31, 1999 and incorporated by reference.

(5) Filed with the Company's Form 8-KA filed on January 14, 2000 and incorporated by reference.

(6) Filed with the Company's Form 10-KSB filed on March 31, 1999 and incorporated by reference.

Item 28.    Undertakings

            The Registrant hereby undertakes that it will:

     1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:


            (1) include any prospectus required by section 10(a)(3) of the Securities Act;

            (2) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

            (3) include any additional or changed material information on the plan of distribution.




     2. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the registrant's directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

            In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY


     The Registrant and each person whose signature appears below hereby constitutes and appoints Peter Keenan such person's true and lawful attorney-in-fact and agent with full power of substitution, to execute in the name and on behalf of the Registrant and each such person, individually and in each capacity stated below, one or more amendments (including post-effective amendments) to this Registration Statement on Form SB-2, as the attorneyinfact acting in the premises deems appropriate and to file any such amendment with all exhibits to this Registration Statement with the Commission.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that we meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Bohemia, State of New York, on April 19, 2000.


                                          VILLAGEWORLD.COM, INC.


                                          By:  /s/ Peter Keenan
                                               ------------------------------
                                               Name:  Peter Keenan
                                               Title: President


     In accordance with to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

   Signature                                Title                                               Date
   ---------                                -----                                               ----
/s/ Peter Keenan                    President (Principal Executive Officer)                     April 24, 2000
-----------------------
Peter Keenan

/s/ Robert Appel                    Chief Executive Officer                                     April 24, 2000
-----------------------
Robert Appel

/s/ Edilberto Enriquez              Chief Financial Officer                                     April 24, 2000
-----------------------             (Principal Accounting and Financial officer)
Edilberto Enriquez

/s/ Hector Gavilla                  Director                                                    April 24, 2000
-----------------------
Hector M. Gavilla

/s/ David Levi                      Director                                                    April 24, 2000
-----------------------
David Levi

/s/ Steven Levi                     Director                                                    April 24, 2000
-----------------------
Dr. Steven Levi

/s/ Moshe Schwartz                  Director                                                    April 24, 2000
------------------------
Moshe Schwartz

                                 EXHIBIT INDEX

Exhibit
Number
-------
 3.1                    Restated Certificate of Incorporation (1)
 3.2                    Amendment to Certificate of Incorporation filed December 29, 1999 (2)
 3.3                    Amendment to Certificate of Incorporation filed December 31, 1999 (2)
 3.4                    Bylaws of the Company, as amended (4)
 4.1                    Form of common stock certificate(1)
 4.2                    Form of Class A Warrant (1)
 4.3                    Form of Class B preferred stock certificate(*)
 4.4                    Form of Class C preferred stock certificate (*)
10.4                    Employment Agreement by and between the Company and Peter Keenan(6)
10.5                    1996 Performance Equity Plan (1)
10.6                    1998 Performance Equity Plan (3)
16                      Letter on change in certifying accountants (5)
24                      Power of attorney (included in signature page to Registration Statement)

*  Filed herewith.

(1) Filed with the Company's Registration Statement on Form SB-2 (No. 333-2154) declared effective on May 7, 1996 and incorporated by reference.

(2) Filed with the Company's Form 8-K filed on December 30,1999 and incorporated by reference.

(3) Filed with the Company's Form S-8 (Reg. No. 333-80373) filed with the Commission on June 10, 1999 and incorporated by reference.

(4) Filed with the Company's Form 10-KSB (No. 000-28058) on March 31, 1999 and incorporated by reference.

(5) Filed with the Company's Form 8-KA filed on January 14, 2000 and incorporated by reference.

(6) Filed with the Company's Form 10-KSB filed on March 31, 1999 and incorporated by reference.